UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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  ACTUANT CORPORATION

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ACTUANT CORPORATION
N86W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(262) 293-1500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of ACTUANT CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of Actuant Corporation, a Wisconsin corporation, will be held on January 17, 2017 at 8:00 a.m. Eastern Time at the Inn on Fifth, 699 Fifth Avenue, South Naples, Florida, for the following purposes (all as set forth in the accompanying Proxy Statement):
1.To elect a board of eight directors;
2.To hold an advisory (non-binding) vote to approve the compensation of our named executive officers;
3.To consider and vote upon the Actuant Corporation 2017 Omnibus Incentive Plan;
4.To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor; and
5.To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2017 Annual Meeting.

The Board of Directors has fixed the close of business on November 15, 2016 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

Whether or not you expect to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy promptly in the accompanying envelope, which requires no postage if mailed in the United States or vote via the internet or phone (instructions on page 2). It is important that your shares be represented at the Annual Meeting, whether your holdings are large or small. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on January 17, 2017. The proxy statement is available on Actuant Corporation’s website at www.actuant.com. You may obtain directions to the Annual Meeting by written or telephonic request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or by telephone at (262) 293-1500.

By Order of the Board of Directors,

ROBERT A. PETERSON
Chairman of the Board

Menomonee Falls, Wisconsin
December 5, 2016

ACTUANT CORPORATION
N86W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(262) 293-1500

PROXY STATEMENT

This Proxy Statement and accompanying proxy are being first mailed to shareholders on or about December 5, 2016.

General Information

This Proxy Statement and accompanying proxy are furnished to the shareholders of Actuant Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders on January 17, 2017 (the “Meeting”), and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for such Meeting. The Company’s Annual Report on Form 10-K for the year ended August 31, 2016, which constitutes the 2016 Annual Report to Shareholders and accompanies this Proxy Statement, contains financial statements and certain other information concerning the Company.

Location and Date of Annual Meeting

The annual meeting will be held on January 17, 2017 at 8:00 a.m. Eastern Time at the Inn on Fifth, 699 Fifth Avenue, South Naples, Florida.

Record Date

The record date for shareholders entitled to notice of and to vote at the Meeting is the close of business on November 15, 2016 (the “Record Date”). As of the Record Date, we had 59,006,809 shares of Class A common stock outstanding. Each share of Class A common stock outstanding on the record date is entitled to one vote on all matters submitted at the Meeting.

Quorum

A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for action at the Meeting. Abstentions will be counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker absent voting instructions from the beneficial owner (“broker non-votes”) will be treated as shares present for purposes of determining the presence or absence of a quorum. The voting requirements and the procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company’s articles of incorporation and bylaws, and any other requirements applicable to the matters to be voted upon.

Required Vote

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present (Proposal 1). A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

In order to approve, on an advisory basis, the compensation of our named executive officers (Proposal 2), the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions will have no effect on this proposal. This advisory vote is considered a non–routine proposal under the rules applicable to banks and brokers. As a result, if you hold your shares in “street name,” absent specific voting instructions, your bank, broker or other holder of record will not be permitted to exercise voting discretion, and your shares will not be considered present and entitled to vote, with respect to this advisory vote. Broker non-votes will have no effect on this proposal.

In order to approve the 2017 Omnibus Incentive Plan (Proposal 3), the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions will have no effect on this proposal. This proposal is considered a non-routine proposal under the rules applicable to banks and brokers. As a result, if you hold your shares in "street name," absent specific voting instructions, your bank, broker or other holder of record will not be permitted to exercise voting discretion, and your shares will not be considered present and entitled to vote, with respect to this proposal. Broker non-votes will have no effect on this proposal.

In order to approve the ratification of PricewaterhouseCoopers LLP as our independent auditor (Proposal 4), the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions will have no effect on this proposal. Because this proposal is considered a routine proposal, brokers or other entities holding shares for an owner in “street name” are able to vote on this proposal, even if no voting instructions are provided by the beneficial owner. Broker non-votes will have no effect on this proposal.

Cost of Soliciting Proxies

The cost of soliciting proxies, including the expense of forwarding to beneficial owners of stock held in the name of another, will be borne by the Company. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation therefore in addition to their regular compensation. Shares held for the accounts of participants in the Actuant Corporation 401(k) Plan (the “401(k) Plan”) will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of such plan. Shares held for the accounts of the participants in the Actuant Corporation Deferred Compensation Plan (the “Employee Deferred Compensation Plan”) will be voted by the rabbi trust associated with the Employee Deferred Compensation Plan, as directed by the Company.

Voting Procedures

Via the Internet—Shareholders can vote their shares via the Internet as instructed on the proxy card. The Internet procedures are designed to authenticate a shareholder’s identity to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. Internet voting for shareholders of record is available 24 hours a day and will close at 11:59 p.m. (CST) on January 16, 2017. The Notice instructs you how to access and review all important information in the Proxy Statement and Annual Report. You will then be directed to select a link where you will be able to vote on the proposals presented.

By Telephone—Shareholders may vote via telephone using the toll-free number listed on the proxy card. Voting via the telephone will close at 11:59 p.m. (CST) on January 16, 2017.

By Mail—Shareholders who receive a paper proxy card may elect to vote by mail and should complete, sign and date their proxy card and mail it in the postage paid envelope provided. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted.

At the Annual Meeting—Shares held in your name as the shareholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in “street name” may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring such proxy to the Annual Meeting.

Revocation of Proxies

A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy.

Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder’s directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors, FOR the approval, on a non-binding basis, of the compensation of our named executive officers, FOR the approval of the Actuant Corporation 2017 Omnibus Incentive Plan, FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent auditor and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors currently consists of ten members. Mssrs. Robert C. Arzbaecher and Thomas J. Fischer will be retiring and not standing for re-election at the Meeting following sixteen and thirteen years of service on the Board, respectively. At the Meeting, eight directors will be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee. Each person named below is presently serving as a director of the Company.

Directors standing for re-election	Age	Director Since
Randal W. Baker, Chief Executive Officer	53	2016
Gurminder S. Bedi, Director	69	2008
Danny L. Cunningham, Director	61	2016
E. James Ferland, Director	49	2014
R. Alan Hunter, Jr., Director	69	2007
Robert A. Peterson, Chairman of the Board, Director	60	2003
Holly A. Van Deursen, Director	57	2008
Dennis K. Williams, Director	70	2006

Randal W. Baker—Mr. Baker was appointed President and Chief Executive Officer of the Company in March 2016. Prior to joining the Company, Mr. Baker held multiple roles during a six year tenure at Joy Global, including most recently as Chief Operating Officer. Prior to Joy Global, Mr. Baker was an executive with Case New Holland Inc., holding a variety of roles including President and CEO of their Case IH equipment business. Mr. Baker also held diverse leadership roles in marketing, sales, product development and general management at Komatsu America Corporation, Ingersoll-Rand and Sandvik Corporation.

Gurminder S. Bedi—Mr. Bedi serves on the board of directors of Kemet Corporation and Blue Bird Corporation and is a retired Vice President of Ford Motor Company. He previously served on the board of directors of Compuware Corporation. Mr. Bedi served in a variety of managerial positions at Ford Motor Company for more than thirty years and holds degrees in mechanical engineering and business administration. Mr. Bedi’s broad experience in manufacturing operations and international business, as well as his automotive and commercial truck market background are key contributions to the Board. Mr. Bedi also brings to the Board a familiarity with the challenges facing large, international public companies, as well as private equity groups (which are the source of some of the Company’s business acquisitions).

Danny L. Cunningham—Mr. Cunningham is a recently retired Partner and Chief Risk Officer of Deloitte and Touche, LLP, a multinational public accounting firm. He has more than 30 years of experience serving public audit clients in a broad array of industries, including manufacturing. He has practiced in both the United States and China. Mr. Cunningham brings expertise in the areas of financial, accounting and auditing matters, knowledge of corporate transactions and a global perspective to the Board.

E. James Ferland—Mr. Ferland is Chairman and Chief Executive Officer of Babcock & Wilcox Enterprises, Inc. (“B&W”), a provider of energy and environmental products and services for power and industrial markets worldwide. Mr. Ferland has held this position since July 2015 when B&W was spun-off from The Babcock & Wilcox Company. Mr. Ferland was President and Chief Executive Officer of The Babcock & Wilcox Company from 2012 through the date of the spin-off. He also served as a director during this time frame. Mr. Ferland also previously held various leadership roles with Westinghouse Electric Company, LLC and PNM Resources, Inc. With more than 25 years of senior management and engineering experience in diversified industries, Mr. Ferland brings to the Board extensive operations, financial and acquisition experience, knowledge of the energy markets and valuable perspectives from leading a global public company. Mr. Ferland is also a director at B&W.

R. Alan Hunter, Jr.—Mr. Hunter is a retired executive from Stanley Black & Decker where he last served as President and Chief Operating Officer from 1993 through 1997, as well as Vice President Finance and Chief Financial Officer from 1986 to 1993. With over twenty years of experience at The Stanley Works, Mr. Hunter brings a strong financial background and thorough knowledge of the industrial tool industry to the Board. The Board also benefits from his considerable international business experience, especially related to finance, operations, business development and strategy. Mr. Hunter currently serves on the board of trustees of four mutual fund groups managed by MassMutual Financial Group.

Robert A. Peterson—Mr. Peterson held the position of Chairman of the Board of Barrier Safe Solutions International, Inc, formerly a private equity owned business, from 2011 until it was sold to Ansell Limited in 2014. Mr. Peterson was President and Chief Executive Officer of Norcross Safety Products, a private equity owned business, since its inception in 1995 until it was sold to

Honeywell in 2008. Prior to that he held executive level leadership positions with a number of firms including Farley Industries and Wright Line, after beginning his career at Ernst & Young. Mr. Peterson’s extensive finance, mergers and acquisition and private equity background has been beneficial to the Board in evaluating financial performance and strategic acquisitions. Additionally, his manufacturing and distribution industry experience is a good fit for the businesses included in the Company’s Industrial segment.

Holly A. Van Deursen—Ms. Van Deursen was most recently an executive in the petrochemical industry, having held a variety of leadership positions at both British Petroleum and Amoco Corporation. She was Group Vice President of Petrochemicals for British Petroleum from 2003 to 2005 and Group Vice President of Strategy from 2001 to 2003. Ms. Van Deursen has extensive experience in the oil & gas industry, which provides the Board with insight on our businesses in the Energy segment. Her experience in strategic analysis and corporate governance further enhances her ability to add value to our Board. She is currently a director of Bemis Company, Inc., Petroleum Geo-Services and Capstone Turbine Corporation.

Dennis K. Williams—Mr. Williams is a retired President and Chief Executive Officer (2000 to 2005) and Chairman of the Board (2000 to 2006) of IDEX Corporation. Prior to that he held several executive level roles at General Electric. Mr. Williams brings to the Board considerable experience and insight into issues facing large international public companies, knowledge specific to our markets (with over thirty years experience in our industries) and a strong track record of growing businesses. Mr. Williams’ background as an executive of a global company also lends a valuable perspective to the Board on executive compensation, financial matters and business innovation. Mr. Williams is currently a director of Owens-Illinois, Inc. and Ametek, Inc.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE EIGHT NOMINEES.

PROPOSAL 2
ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

At our 2012 Annual meeting, we asked shareholders to cast a non-binding advisory vote on the frequency with which we submit to shareholders a non-binding advisory vote on the compensation of our named executive officers ("Say on Pay" vote). Shareholders expressed a preference that Say on Pay votes occur every year. Consistent with this preference we will hold Say on Pay votes annually until the 2018 Annual Meeting, at which time shareholders will again be asked to vote on the frequency of Say on Pay votes.

We are asking our shareholders to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers ("NEOs"), as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement. The Compensation Committee has overseen the development and implementation of our executive compensation program which is designed to drive long-term success and increase shareholder value. We utilize our executive compensation program to provide competitive compensation within our industry peer group that will attract and retain executive talent, encourage our leaders to perform at a high level by linking compensation with financial and performance milestones and align our executive compensation with shareholders’ interests through the use of equity-based incentive awards.
Our overall executive compensation program is founded on three guiding principles, which we believe emphasizes a pay for performance philosophy:

•
Executive compensation is aligned with our overall business strategy of driving growth opportunities and improving operating metrics, focusing on sales, earnings, cash flow and return on invested capital.

•
Key executives responsible for establishing and executing our business strategy should have incentive compensation opportunities that align with long-term shareholder value creation. Performance equity awards, a compensation clawback policy, stock ownership requirements and longer vesting periods on equity awards (relative to prevailing market practices) are important components of that alignment.

•
Our overall compensation targets reflect our intent to pay executive base salaries and Total Direct Compensation (base salary, annual bonus opportunity and the value of share based awards) at approximately the 50th percentile for each component of pay. In some cases, to attract and retain top talent, we may be under or over market rates on pay components (generally not to exceed the 75th percentile) to align with an individual’s experience profile and reflect the complexities of certain roles.

We believe that our pay-for-performance objectives result in compensation that reflects our financial results, stock price performance and other performance objectives described in the Compensation Discussion and Analysis. Accordingly, the Board of Directors requests our shareholders to approve, on an advisory basis, the compensation of our NEOs. Although the outcome of this advisory vote is non-binding, the Compensation Committee and the Board of Directors will review and consider the outcome, among other factors, when making future compensation decisions for our NEOs.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 3
APPROVAL OF THE ACTUANT CORPORATION 2017 OMNIBUS INCENTIVE PLAN

On October 18, 2016, our Board of Directors approved, subject to shareholder approval, the Actuant Corporation 2017 Omnibus Incentive Plan (the “2017 Omnibus Plan”). We are submitting the 2017 Omnibus Plan to our shareholders for approval, which is required under the terms of the 2017 Omnibus Plan for awards granted under it to be valid and effective. We are also seeking shareholder approval in accordance with the requirements of the New York Stock Exchange rules and in order for certain awards under the 2017 Omnibus Plan to be eligible as “performance-based compensation” that is exempt from the $1 million deduction limit imposed by Section 162(m) of the Internal Revenue Code.
We believe that appropriate equity incentives are important to attract and retain the highest caliber of employees and directors, to link incentive rewards to the Company’s performance, to encourage employee and director ownership in our Company, and to align the interests of our employees and directors to those of our shareholders. The approval of the 2017 Omnibus Plan will enable us to continue to provide such incentives.
If the 2017 Omnibus Plan is approved by our shareholders, no future awards will be granted under our 2009 Omnibus Incentive Plan. If the 2017 Omnibus Plan is not approved by our shareholders, no awards will be granted under this plan, however, our Compensation Committee may continue to grant awards under the 2009 Omnibus Incentive Plan. We are no longer granting awards under our 2002 Stock Plan or our 2001 Outside Directors’ Stock Plan (together with the 2009 Omnibus Incentive Plan, the “preexisting stock plans”)
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE 2017 OMNIBUS INCENTIVE PLAN.
 Description of the 2017 Omnibus Plan
The following is a summary of the material features of the 2017 Omnibus Plan. The following summary does not purport to be complete and is qualified in its entirety by reference to the terms of the 2017 Omnibus Plan, which is attached to this proxy statement as Exhibit A.
Purpose of the 2017 Omnibus Plan. The purpose of the 2017 Omnibus Plan is to provide our key employees (including officers), the key employees of our subsidiaries and affiliates and our directors with the opportunity to acquire shares of our common stock or to receive stock-based compensation based on our long-term economic performance. We believe that the 2017 Omnibus Plan will encourage stock ownership by our employees and officers, which will provide these individuals with an incentive to expand and improve our success, and will make service on our Board more attractive to present and prospective highly-qualified outside directors.
Administration. The 2017 Omnibus Plan will be administered by the Compensation Committee of our Board of Directors (the “Committee”). The 2017 Omnibus Plan gives the Committee discretion to make awards under the 2017 Omnibus Plan, to determine the type, size and the terms of awards, to determine the criteria for vesting and exercisability, to establish rules for the administration of the 2017 Omnibus Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2017 Omnibus Plan.
The Committee may, to the extent permitted by applicable law, delegate to one or more committees of the Board or to one or more of our executive officers the authority to select individuals (other than executive officers and directors) to receive awards under the 2017 Omnibus Plan and to determine the amount and types of awards granted to individuals who are so selected. The Committee may also authorize further delegation by such committees to executive officers of the Company, to the extent permitted by Wisconsin law. Determinations regarding the timing, pricing, amount and terms of any award to a “reporting person” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be made by the Committee. No delegation may be made that would cause awards or other transactions under the 2017 Omnibus Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an award intended to qualify for favorable treatment under Section 162(m) of the Internal Revenue Code not to qualify for, or to cease to qualify for, such favorable treatment. The Committee may revoke, limit or amend the terms of a delegation at any time, but any such revocation, limitation or amendment will not invalidate any prior actions of the Committee delegatee or delegatees that were consistent with the terms of the 2017 Omnibus Plan.
The Board of Directors or another committee thereof may also exercise the authority granted to the Committee. To the extent an action of the Board of Directors conflicts with action taken by the Committee, the action of the Board of Directors will control. Throughout this Proposal 3, references to the power of the Committee to make a determination or establish terms of an award also refer to powers that may be exercised by the Board of Directors, in its discretion.
Eligibility. All employees and officers of the Company and its subsidiaries and affiliates, together with our directors, are eligible to participate in the 2017 Omnibus Plan. This group of eligible employees currently includes 9 non-employee directors and approximately 400 other employees (including executive officers). The number of eligible employees is expected to increase over time based upon the future growth and needs of the Company.
Shares Available for Awards. If the 2017 Omnibus Plan is approved, 4,325,000 shares of our common stock, plus the number of shares of our common stock subject to awards outstanding under our preexisting stock plans that become available for future grant under the 2017 Omnibus Plan as described below because they are forfeited or cancelled, will be reserved for awards under the plan. The following table presents issued but unexercised stock options, unvested restricted stock units and restricted stock, and common stock outstanding as of August 31, 2016:

	Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Term
Stock Options not entitled to dividends or dividend equivalent rights	3,478,062	$23.96	4.8 years
Stock Options entitled to dividends or dividend equivalent rights	—	—	—
Unvested Time-Based Restricted Stock/Units	1,289,299	N/A	N/A
Unvested Performance-Based Restricted Stock/Units	64,206	N/A	N/A
Common Stock Outstanding	58,953,959	N/A	N/A
The following table sets forth the equity awards granted by us for the fiscal years ended August 31:

	2016	2015	2014
Stock Options Granted	445,093	777,238	211,276
Time-Based Full-Value Stock/Units Granted	730,986	395,879	328,965
Performance-Based Full-Value Stock/Units Earned	12,445	63,000	88,713
Weighted-Average Common Shares Outstanding for Year	59,010,000	61,262,000	70,942,000
Upon a grant of awards of restricted stock, restricted stock units or other similar awards (whether performance-based or time-vested) or unrestricted grants of shares of our common stock, the number of shares available for issuance under the 2017 Omnibus Plan will be reduced by 2.15 times the number of shares subject to such awards. Shares delivered under the 2017 Omnibus Plan may consist, in whole or in part, of authorized and unissued shares of common stock, treasury shares or shares of stock acquired by the Company. On November 15, 2016, the closing price of a share of our common stock was $26.40.
Shares reserved for awards under the 2017 Omnibus Plan or our preexisting stock plans that expire, are canceled or are otherwise forfeited in whole or in part will be available for future grant under the 2017 Omnibus Plan, with shares underlying awards of restricted stock, restricted stock units or other similar awards (whether performance-based or time-vested) or unrestricted grants of shares of our common stock added back to the plan by 2.15 times the number of shares subject to such awards. Subject to the terms of Section 409A of the Internal Revenue Code, substitute awards may be granted under the 2017 Omnibus Plan in substitution for stock and stock-based awards held by employees or other service providers of an acquired company in a merger, acquisition or consolidation. Substitute awards will not count against the share limit under the 2017 Omnibus Plan.
In the event a corporation acquired by (or combined with) the Company or any of its subsidiaries has shares available under a preexisting plan approved by the stockholders of such acquired (or combined) corporation and not adopted in contemplation of the acquisition or combination, the shares available for grant pursuant to the terms of such a preexisting plan may be used for awards under the 2017 Omnibus Plan and will not reduce the shares of common stock authorized for grant under the 2017 Omnibus Plan. The number of shares available for awards under such a preexisting plan will be adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in the acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to the acquisition or combination. Awards made by the Company using shares available under such a preexisting plan will not be made after the date awards or grants could have been made under the terms of the preexisting plan if the acquisition or combination had not occurred, and will only be made to individuals who were not employees or directors of the Company or any of its subsidiaries prior to the acquisition or combination. Shares made available for awards due to such an acquisition or combination will not increase the amount of shares available for awards of incentive stock options unless the additional share limit is approved by the shareholders of the Company.

Individual Limits. In any calendar year, an eligible employee or director may receive, under the 2017 Omnibus Plan, stock options or stock appreciation rights with respect to no more than 1,000,000 shares of our common stock. In addition, in any calendar year, an eligible employee or director may receive restricted stock, restricted stock units, unrestricted grants of shares or other similar awards (whether performance-based or time-vested) with respect to no more than 500,000 shares of our common stock. Notwithstanding the foregoing, for an eligible outside director, the aggregate grant date fair value of awards granted to such an individual under the 2017 Omnibus Plan during any calendar year, along with any regular cash retainer or meeting fees paid to such individual during the calendar year, shall not exceed $700,000. In the event an individual employee becomes an outside director (or vice versa) during a calendar year, the limit set forth in the immediately preceding sentence shall not apply to awards granted to such an individual in the individual’s capacity as an employee.
     Adjustments. The aggregate number of shares under the 2017 Omnibus Plan, the type of shares as to which awards may be granted, the exercise price of and number and type of shares covered by each outstanding award and the performance standards applicable to awards are subject to adjustment in the event of a stock dividend, extraordinary distribution, recapitalization or certain other corporate transactions. The Committee also has the authority to substitute or exchange any or all outstanding awards or to make a cash payment in respect of such awards in the case of certain corporate transactions.
Types of Awards. The 2017 Omnibus Plan allows any of the following types of awards, to be granted alone or in tandem with other awards:
Stock Options. Stock options granted under the 2017 Omnibus Plan may be either incentive stock options, which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options, which are not intended to meet those requirements. The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date of grant and the term may not be longer than 10 years, subject to certain rules applicable to incentive stock options; provided, that if a stock option other than an incentive stock option has an expiration date within 3 days of a Company “black-out period,” the expiration date of such stock option shall be extended for a period of 30 days following the end of the “black-out period” or such longer period as permitted by the Committee. The 2017 Omnibus Plan prohibits the repricing of outstanding stock options. Grantees will not be entitled to receive any dividends or other distributions paid with respect to a stock option. Award agreements for stock options may include rules for the effect of a termination of service on the option and the term for exercising stock options after any termination of service. No option may be exercised after the end of the term set forth in the award agreement.
Stock Appreciation Rights. A stock appreciation right entitles the grantee to receive, with respect to a specified number of shares of common stock, any increase in the value of the shares from the date the award is granted to the date the right is exercised. The base price of a stock appreciation right may not be less than 100% of the fair market value of our common stock on the date of grant and the term may not be longer than 10 years. Except as otherwise provided by the Committee, stock appreciation rights will only be settled in shares of our common stock. Grantees will not be entitled to receive any dividends or other distributions paid with respect to a stock appreciation right. Award agreements for stock appreciation rights may include rules for the effect of a termination of service on the stock appreciation right and the term for exercising stock appreciation rights after any termination of service. No stock appreciation right may be exercised after the end of the term set forth in the award agreement.
Restricted Stock. Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain vesting conditions (which may include attaining certain performance goals). Unless otherwise determined by the Committee, if the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock will be forfeited. Restricted stock awards in excess of 5% of the number of shares available for awards under the 2017 Omnibus Plan that are conditioned on a participant’s continued employment with the Company or one of its affiliates will not become vested earlier than one year from the date of grant.
During the restricted period, the holder of restricted stock has the right to vote the shares of restricted stock but will not have the right to receive dividends with respect to such shares, unless, in each case, otherwise provided for by the Committee.
Restricted Stock Units. A restricted stock unit entitles the grantee to receive common stock after a “restricted period” during which the grantee must satisfy certain vesting conditions (which may include attaining certain performance goals). Unless otherwise determined by the Committee, if the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock unit will be forfeited. The Committee is authorized (but not required) to grant holders of restricted stock units the right to receive dividend equivalents on the underlying common stock. Awards of restricted stock units in excess of 5% of the number of shares available for awards under the 2017 Omnibus Plan that are conditioned on a participant’s continued employment with the Company or one of its affiliates will not become vested earlier than one year from the date of grant.
Other Equity-Based Awards. The 2017 Omnibus Plan also authorizes the Committee to grant other types of equity-based compensation, including deferred stock units, unrestricted shares, and other awards that are convertible into our common stock. For example, the Committee may grant awards that are based on the achievement of performance goals (described below). Other such awards in excess of 5% of the number of shares available for awards under the 2017 Omnibus Plan that are conditioned upon a participant's continued employment with the Company or one of its affiliates will not become vested earlier than one year from the date of grant.
Vesting and Performance Objectives. Awards under the 2017 Omnibus Plan are forfeitable until they become vested. An award will become vested only if the vesting conditions set forth in the award agreement (as determined by the Committee) are satisfied. The vesting conditions may include performance of services for a specified period, achievement of performance goals (as described below), or a combination of both. The Committee also has authority to provide for accelerated vesting upon occurrence of certain events.
Performance goals selected by the Committee as vesting conditions may be based on any one of the following performance goals or combination thereof (or an equivalent metric): achieving a target level of Company net sales; achieving a target level of earnings (including gross earnings; earnings before certain deductions, such as interest, taxes, depreciation, or amortization; or earnings per share); achieving a target level of income (including net income or income before consideration of certain factors, such as overhead) or a target level of gross profits for the Company, one of our affiliates, or a business unit; achieving a target return on the Company’s (or one of our affiliate’s) sales, revenues, capital, assets, or shareholders’ equity; maintaining or achieving a target level of appreciation in the price of shares of our common stock; achieving a target market share for the Company (or an affiliate); achieving or maintaining a share price that meets or exceeds the performance of specified stock market indices or other benchmarks over a specified period; achieving a level of share price, earnings, or income performance that meets or exceeds performance in comparable areas of peer companies over a specified period; achieving specified reductions in costs or targeted levels in costs; achieving specified improvements in collection of outstanding accounts or specified reductions in non-performing debts; achieving a level of cash flow or working capital; introducing one or more products into one or more new markets; acquiring a prescribed number of new customers in a line of business; achieving a prescribed level of productivity within a business unit; completing specified projects within or below the applicable budget; completing acquisitions of other businesses or integrating acquired businesses; and expanding into other markets. Any criteria used may be measured, as applicable, (A) in absolute terms, (B) in relative terms (including without limitation by the passage of time and/or against another company or companies), (C) on a per-share basis, (D) against the performance of the Company as a whole or a segment of the Company, (E) on a pre-tax or after-tax basis, and/or (F) on a GAAP or non-GAAP basis.
If so specified in the award agreement, performance goals may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes, and other special charges such as restructuring expenses, acquisitions and divestitures and related expenses (including without limitation expenses related to goodwill and other intangible assets), stock offerings, stock repurchases, strategic loan loss provisions and other unusual, non-recurring items of gain or loss that are separately identified and quantified in the Company’s audited financial statements. Notwithstanding the preceding sentence, unless the Committee determines otherwise prior to the end of the applicable time for establishing performance objectives for an award, to the extent any such item affects any performance criteria applicable to an award, such item will be automatically excluded or included in determining the extent to which the performance objective has been achieved, whichever will produce the higher award (subject to the exercise of “negative discretion” by the Committee).
The Committee may, in its discretion, also grant awards based on performance objectives other than those described above. If the Committee grants these awards, they will not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code unless and until such performance objectives are approved by our shareholders.
Nontransferability. In general, awards under the 2017 Omnibus Plan may not be assigned or transferred except by will or the laws of descent and distribution. However, the Committee may allow the transfer of non-qualified stock options to a participant’s immediate family or to a trust or trusts for the benefit of such family members or one or more partnerships of which family members are the only partners.
Change in Control. The Committee will determine the treatment of outstanding awards granted under the 2017 Omnibus Plan in connection with any transaction or transactions resulting in a change in control.
Withholding. We are authorized to withhold from any award granted and any payment relating to any award under the 2017 Omnibus Plan any applicable taxes. In the discretion of the Committee, a participant may satisfy his or her withholding obligations through our withholding shares of common stock that would otherwise be delivered upon settlement of the award.
 Amendment and Termination. Our Board may amend or terminate the 2017 Omnibus Plan at any time. No amendment that increases the total number of shares of common stock that may be granted under the 2017 Omnibus Plan, increases the maximum number of shares of common stock that may be issued to any individual participant, or amends the 2017 Omnibus Plan provision that prohibits repricing of options or stock appreciation rights without shareholder approval will be effective unless it is approved by our shareholders. Without the consent of an affected participant, no action may adversely affect in a material manner any right of such participant under any previously granted award.
Effective Date and Duration. The 2017 Omnibus Plan’s effective date is October 18, 2016. However, the 2017 Omnibus Plan and any awards will be null and void if the 2017 Omnibus Plan is not approved by our shareholders at the Company’s 2017 annual meeting of shareholders. Unless it is terminated sooner, no awards will be granted under the 2017 Omnibus Plan more than 10 years after the 2017 Omnibus Plan’s effective date.
 Federal Income Tax Consequences
The material United States federal income tax consequences of the grant and exercise of stock options and other awards under the 2017 Omnibus Plan, based on the current provisions of the Internal Revenue Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the 2017 Omnibus Plan are exempt from or comply with the rules under Section 409A and 457A of the Internal Revenue Code relating to non-qualified deferred compensation.
Stock Options. The grant of a stock option will have no tax consequences to the grantee or to the Company. In general, upon the exercise of an incentive stock option, the grantee will not recognize income and the Company will not be entitled to a tax deduction. However, the excess of the acquired shares’ fair market value on the exercise date over the exercise price is included in the employee’s income for purposes of the alternative minimum tax.
Upon the exercise of a non-qualified stock option, the grantee will generally recognize ordinary income equal to the excess of the acquired shares’ fair market value on the exercise date over the exercise price, and the Company will generally be entitled to a tax deduction in the same amount.
 Stock Appreciation Rights. The grant of a stock appreciation right will have no tax consequences to the grantee or to the Company. Upon the exercise of a stock appreciation right, the grantee will recognize ordinary income equal to the received shares’ fair market value on the exercise date, and the Company will generally be entitled to a tax deduction in the same amount.
     Restricted Stock, Restricted Stock Units, and Other Equity Awards. In general, the grant of restricted stock, restricted stock units, or other equity awards that are subject to restrictions will have no tax consequences to the grantee or to the Company. When the award is settled (or, in the case of restricted stock, when the restrictions applicable to such award lapse), the grantee will recognize ordinary income equal to the excess of the applicable shares’ fair market value on the date the award is settled or the restrictions lapse, as applicable, over the amount, if any, paid for the shares by the grantee. The Company will generally be entitled to a tax deduction in the same amount.
 Sale of Shares. When a grantee sells shares received under any award other than an incentive stock option, the grantee will recognize capital gain or loss equal to the difference between the sale proceeds and the grantee’s basis in the shares. In general, the basis in the shares is the amount of ordinary income recognized upon receipt of the shares (or upon the lapsing of restrictions, in the case of restricted stock) plus any amount paid for the shares.
 When a grantee disposes of shares acquired upon the exercise of an incentive stock option, the difference between the amount realized by the grantee and the exercise price will generally constitute a capital gain or loss, as the case may be. However, if the grantee does not hold these shares for more than one year after exercising the incentive stock option and for more than two years after the grant of the incentive stock option, then: (1) the excess of the fair market value of the shares acquired upon exercise on the exercise date over the exercise price will generally be treated as ordinary income for the grantee; (2) the difference between the sale proceeds and the shares’ fair market value on the exercise date will be treated as a capital gain or loss for the grantee; and (3) the Company will generally be entitled to a tax deduction equal to the amount of ordinary income recognized by the grantee.
 Deduction Limits. In general, a corporation is denied a tax deduction for any compensation paid to its chief executive officer or to any of its three other most highly compensated executive officers, other than an executive officer serving solely as the chief financial officer, to the extent that the compensation paid to the officer exceeds $1,000,000 in any year. “Performance-based compensation” is not subject to this deduction limit. The 2017 Omnibus Plan permits the grant of awards that are intended to qualify as performance-based compensation (such as restricted stock and restricted stock units that are conditioned on achievement of one or more performance goals, and stock options and stock appreciation rights) and of awards that do not so qualify (such as restricted stock and restricted stock units that are not conditioned on achievement of performance goals). If awards that are intended to qualify as performance-based compensation are granted in accordance with the requirements of Section 162(m) of the Internal Revenue Code, they will be fully deductible by the Company.
 New Benefits Under the 2017 Omnibus Plan. The Committee has not granted any awards under the 2017 Omnibus Plan. If the 2017 Omnibus Plan is approved by our shareholders, any future grants of awards thereunder that will be made to eligible executive officers, employees and directors are subject to the discretion of the Committee and, therefore, are not determinable at this time.
To approve the 2017 Omnibus Plan, the votes cast “for” must exceed the votes cast “against” Proposal 3 at the Annual Meeting.

PROPOSAL 4
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended August 31, 2016 and the effectiveness of our internal control over financial reporting as of August 31, 2016. The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal 2017 and the Committee is presenting this selection to shareholders for ratification.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor is not required by the Company's bylaws, however, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP for shareholder ratification because the Audit Committee values shareholders’ views on the Company’s independent auditors. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. The Audit Committee also retains the right to direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 15, 2016, unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock, by the directors and nominees for director, by each executive officer of the Company named in the Summary Compensation Table below and by the Company’s executive officers and directors as a group. Shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days:

Beneficial Owner (1)	Amount and Nature		Percent of Class
Five Percent Shareholders:
Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900 Memphis, TN 38119	6,411,176	(2)	10.9%
Blackrock, Inc. 55 East 52nd Street New York, NY 10022	5,673,677	(2)	9.6%
Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,656,824	(2)	7.9%
Fuller & Thaler Asset Management Inc. 411 Borel Avenue - 300 San Mateo, CA 94402	4,243,488	(2)	7.2%
Dimensional Fund Advisors, L.P. 6300 Bee Cave Road Austin, TX 78746	3,428,469	(2)	5.8%
Pzena Investment Management, LLC 320 Park Avenue, 8th Floor New York, NY 10022	2,947,227	(2)	5.0%

Named Executive Officers and Director Nominees:
Randal W. Baker, President and Chief Executive Officer	39,856	(3)	*
Gurminder S. Bedi, Director	63,898	(4)	*
Danny L. Cunningham, Director	1,251	(5)	*
E. James Ferland, Director	15,271	(6)	*
R. Alan Hunter, Jr., Director	71,998	(7)	*
Brian K. Kobylinski, former Executive Vice President, Energy Segment	135,201	(8)	*
Andrew G. Lampereur, Executive Vice President and Chief Financial Officer	637,548	(9)	1.1%
Robert A. Peterson, Chairman of the Board of Directors	136,601	(10)	*
Stephen J. Rennie, Executive Vice President, Industrial Segment	37,942	(11)	*
Roger A. Roundhouse, Executive Vice President, Engineered Solutions Segment	21,586	(12)	*
Mark (David) Sefcik, former Executive Vice President, Industrial Segment	172,177	(13)	*
Eugene E. Skogg, Executive Vice President, Human Resources	57,353	(14)	*
Holly A. Van Deursen, Director	61,887	(15)	*
Dennis K. Williams, Director	79,898	(16)	*

Directors Not Continuing in Office:
Robert C. Arzbaecher, former President, Chief Executive Officer and Chairman of the Board of Directors	928,770	(17)	1.6%
Thomas J. Fischer, Director	79,625	(18)	*

All Directors and Current Executive Officers as a group (16 persons)	2,376,090	(19)	4.0%

*	Less than 1%.

(1)	Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.

(2)	Share ownership, as of September 30, 2016, based on a report issued to the Company by a third party service provider.

(3)
Excludes 189 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Baker does not have any voting or dipositive power with respect to the phantom stock units.

(4)	Includes 5,000 shares held by a trust. Also includes 47,525 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2016.

(5)
Includes 1,251 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service.

(6)
Includes 3,875 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2016. Also includes 2,531 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service.

(7)
Includes 55,525 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2016. Also includes 7,373 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service.

(8)
Includes 652 shares held in the 401(k) Plan. Also includes 71,287 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2016. Excludes 3,262 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Kobylinski does not have any voting or dipositive power with respect to the phantom stock units.

(9)
Includes 12,902 shares held in the 401(k) Plan, 24,900 shares held in an individual IRA account, 739 shares held in the Employee Stock Purchase Plan and 2,250 shares held by his children through custodians. Also includes 289,199 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2016. Excludes 5,372 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Lampereur does not have any voting or dipositive power with respect to the phantom stock units.

(10)
Includes 16,400 shares held in an individual IRA account and 6,000 shares held in trusts for his children. Also includes 63,525 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2016. Also includes 33,140 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service.

(11)
Includes 759 shares held in the 401(k) Plan. Also includes 6,417 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2016. Excludes 1,770 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Rennie does not have any voting or dipositive power with respect to the phantom stock units.

(12)
Includes 174 shares held in the 401(k) Plan. Also includes 4,912 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2016. Excludes 424 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Roundhouse does not have any voting or dipositive power with respect to the phantom stock units.

(13)
Includes 1,947 shares held in the 401(k) Plan. Also includes 125,859 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2016. Excludes 8,548 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Sefcik does not have any voting or dipositive power with respect to the phantom stock units.

(14)
Includes 12,514 shares held in an individual IRA account. Excludes 149 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Skogg does not have any voting or dipositive power with respect to the phantom stock units.

(15)	Includes 47,525 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2016.

(16)	Includes 63,525 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2016.

(17)
Includes 2,400 shares held by his spouse, 2,200 shares held by his children through a custodian, 37,991 shares held in the 401(k) Plan and 11,900 shares held in an individual IRA account. Also includes 485,014 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2016.

(18)	Includes 63,525 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2016.

(19)
Includes 65,714 shares held in individual IRA accounts, 2,400 shares held by spouses, 4,450 shares held by custodians for children, 6,000 shares held in private trust accounts for children, 5,000 shares held in private trust accounts, 739 shares held in the Employee Stock Purchase Plan and 60,466 shares held in the 401(k) Plan. Also includes 1,215,758 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2016. Includes 44,295 shares held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service. Excludes 16,467 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. The executive officers do not have any voting or dipositive power with respect to the phantom stock units.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

The Board of Directors (the “Board”) has adopted the Actuant Corporation Corporate Governance Guidelines (the “Guidelines”). The Guidelines state that the Board is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, director independence, board and committee composition, board operations and leadership development. The Nominating & Corporate Governance Committee of the Board monitors and oversees the application of the Guidelines and recommends to the Board any changes to the Guidelines. Each committee has a written charter that is approved by the Board and annually evaluated by the committee.

Board Committees, Charters, Functions and Meetings

The Board has three standing committees — Audit, Nominating & Corporate Governance and Compensation — and appoints the members of the committees after considering the recommendations of the Nominating & Corporate Governance Committee. There were 6 meetings of the Board during the fiscal year ended August 31, 2016. All members of the Board attended at least 75% of the aggregate number of meetings of the Board and all the committees on which they served. While the Company has no formal policy with respect to attendance of the directors at the Company’s Annual Meeting of Shareholders, all members of the Board attended the 2016 Annual Meeting. Current Board committee membership and functions appear in the following table:

Committees	Committee Functions
Audit Thomas J. Fischer, Chairperson Danny L. Cunningham R. Alan Hunter, Jr. E. James Ferland Dennis K. Williams Fiscal 2016 Meetings—8	• Manages oversight responsibilities related to accounting policies, internal control, financial reporting practices and legal and regulatory compliance
• Reviews the integrity of the Company’s financial statements
• Reviews the independent auditor’s qualifications and independence
• Reviews the performance of the Company’s internal audit function and the Company’s independent auditors
• Maintains lines of communication between the Board and the Company’s financial management, internal auditors and independent accountants
• Prepares the Audit Committee report to be included in the Company’s annual proxy statement
• Conducts an annual evaluation of the performance of the Audit Committee
Nominating & Corporate Governance Robert A. Peterson, Chairperson Gurminder S. Bedi E. James Ferland Holly A. Van Deursen Fiscal 2016 Meetings—3	• Responsible for evaluating and nominating prospective members for the Board
• Exercises a leadership role in developing, maintaining and monitoring the Company’s corporate governance policies and procedures
• Conducts an annual assessment of the Board, Committees and Directors performance and contributions
• Conducts an annual evaluation of the performance of the Nominating & Corporate Governance Committee
Compensation Holly A. Van Deursen, Chairperson Gurminder S. Bedi R. Alan Hunter, Jr. Dennis K. Williams Fiscal 2016 Meetings—8	• Determines the compensation of executive officers and makes recommendations to the Board regarding Chief Executive Officer compensation.
• Administers annual (short-term) incentive compensation plans and equity-based (long-term) compensation programs maintained by the Company
• Makes recommendations to the Board with respect to the amendment, termination or replacement of incentive compensation plans and equity-based compensation programs
• Recommends to the Board the compensation for Board members and conducts an annual evaluation of the performance of the Compensation Committee
Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer were separated in connection with the March 2016 CEO transition to Mr. Baker. This allows our new CEO to focus on the day-to-day business operations, while allowing the Chairman of the Board to lead our Board in its role of providing oversight and advice to management. The Board retains the authority to modify this leadership structure as and when appropriate to best address the Company's current circumstances and to advance the interests of all shareholders.

The Chairman of the Board (Mr. Peterson) presides over executive sessions of the independent directors; serves as liaison between the Chief Executive Officer of the Company and other independent directors; consults with the Chief Executive Officer of the Company as to appropriate scheduling and agendas of meetings of the Board; and serves as the principal liaison for communication by shareholders and employees directed specifically toward non-management directors.

Executive Sessions of Non-Management Directors

The non-employee directors of the Board regularly meet alone without any members of management being present. Mr. Peterson presides at these sessions.

Independence of Directors; Financial Expert

The Board has determined that each of Ms. Van Deursen and Messrs. Bedi, Cunningham, Ferland, Fischer, Hunter, Peterson and Williams (i) is “independent” within the definitions contained in the current New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the Board has determined that each member of the Audit Committee is “independent” within the definition contained in current Securities and Exchange Commission (“SEC”) rules. The Board has determined that all members of our Audit Committee meet the financial literacy requirements of the New York Stock Exchange ("NYSE") and qualify as “audit committee financial experts” as defined by the SEC.

Board Role in Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives (including strategic initiatives), to improve long-term organizational performance and enhance shareholder value. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on legal, compliance and financial risk (including internal controls), while the Compensation Committee and the Nominating & Corporate Governance Committee focus on compensation risk (as described below) and corporate governance policies, respectively.

Compensation Risk Assessment

In establishing and reviewing our executive compensation program, the Compensation Committee considers, among other things, whether the compensation program rewards executives for performance and whether the program encourages unnecessary or excessive risk taking. The Committee, with assistance from an independent compensation consultant (Willis Towers Watson), annually performs a compensation risk assessment including an inventory of material incentive and sales compensation plans. The Committee has identified several mitigating factors that help reduce the likelihood of undue risk taking related to compensation arrangements including, but not limited to, the use of various measures (core sales, earnings, asset management, total shareholder return ("TSR"), and cash flow) in a balanced mix of annual and long-term incentive plans, use of multiple types of incentives (cash, stock options, restricted stock units, performance shares), and executive stock ownership guidelines that help align incentives with long-term company stock price appreciation. Based upon the assessment performed, the Committee believes that the Company’s compensation policies and practices do not encourage unnecessary or excessive risk and are not reasonably likely to have a material adverse effect on the Company.

Use of Compensation Consultants and Other Advisors

The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. The Compensation Committee has utilized the services of Willis Towers Watson ("Willis") as its executive and director compensation adviser for several years. During fiscal 2016, fees paid to Willis for services to the Committee were $154,400. The Company has also routinely engaged separate divisions of Willis for actuarial services related to pension plans, post-retirement healthcare plans and other benefits, as well as insurance brokerage services. Fees paid to Willis for these additional services in fiscal 2016 were $567,500. Willis executive compensation consultants are not involved in providing any of the additional valuation, advisory and brokerage services to the Company.

Annually, Willis provides the Committee with written confirmation of its independence and the existence of any potential conflicts of interest. The Committee also obtains an understanding of the policies and procedures that Willis has in place to prevent conflicts of interest, evaluates whether there are personal or business relationships between Willis and members of the Committee and validates that employees of Willis who perform consulting services do not own Actuant common stock. After considering these factors, the scope of services provided by Willis and the amount of fees paid for executive compensation consulting and other services, the Committee has concluded that the engagement of Willis does not create a conflict of interest.

Codes of Conduct

The Company has a compliance plan and code of conduct that applies to all of its officers, directors and employees (the “Code of Conduct”). The Code of Conduct, which is reviewed annually by the Nominating & Corporate Governance Committee, is available on the corporate governance section of the Company’s website at www.actuant.com. The Company has also adopted a Code of Ethics that applies to its senior corporate executive team, including its Chief Executive Officer, Chief Financial Officer and Corporate Controller. The Code of Ethics is also posted on the Company's website.

Information Available Upon Request

Copies of the Company’s committee charters, corporate governance guidelines, Code of Conduct and Code of Ethics are available on the Corporate Governance section of the Company’s website and may be obtained, free of charge, upon written request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin, 53051 or by telephone at (262) 293-1500.

Director Selection Procedures

The Nominating & Corporate Governance Committee has the lead role in identifying director candidates, including the slate of directors presented for election at the Meeting. The Nominating & Corporate Governance Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate.

Nominees for director are selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. Although the Board does not have a formal diversity policy, the Board is committed to an inclusive membership, embracing diversity with respect to background, experience, skills, education, special training, race, age, gender, national origin and viewpoints.

In evaluating director nominees, the Nominating & Corporate Governance Committee also considers the following factors:

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	the appropriate size of the Company’s Board.

The Nominating & Corporate Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating & Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating & Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. There is no limit with regard to the number of boards on which our directors may serve, but the Board considers service on others boards as a factor in the director selection process. The Nominating & Corporate Governance Committee does, however, believe it appropriate for at least one, and, preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under NYSE listing standards. The Nominating & Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

The Nominating & Corporate Governance Committee identifies nominees by first evaluating the current members of the Board who are willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating & Corporate Governance Committee or the Board decides not to nominate a member for re-election, the Nominating & Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating & Corporate Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Nominating & Corporate Governance Committee. From time to time, the Company has engaged third party firms to identify, evaluate or assist in identifying potential nominees.

Director Resignation Policy

In order to ensure appropriate representation on our Board, the Nominating & Corporate Governance Committee has adopted a policy regarding resignation upon a director’s retirement or change in principal occupation or business association from the position the director held on the latter of the date when the director was last elected to our Board or the date, if any, our Board last rejected an offer by the director to resign under the policy. Upon such a change in position, a director shall offer his or her resignation as a Board member to the Nominating & Corporate Governance Committee, which will then recommend that our Board accept or reject the offer of resignation based on a review of the qualifications of the director, and whether the director's resignation from the Board would be in the best interests of the Company and its shareholders.

Communications with Directors

Shareholders and other interested parties who want to communicate with the Board, the non-management directors as a group, or any individual director can write to: Actuant Corporation, Attention: Chairman, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051. Your letter should indicate that you are an Actuant shareholder. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a common stock related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Certain Relationships and Related Person Transactions

The Guidelines (applicable to Board members) and Code of Business Conduct and Ethics (applicable to all employees) document the Company’s policies regarding conflicts of interest and related party transactions. Under these policies, any related party transaction or potential conflict of interest is reviewed by legal counsel and then referred to the Nominating & Corporate Governance Committee for final resolution.
During fiscal 2016, the Company had sales of approximately $0.5 million to a subsidiary of Babcock & Wilcox Enterprises, Inc (B&W). Mr. Ferland is President and Chief Executive Officer of B&W and a member of our Board. These sales transactions were negotiated in the ordinary course of business at prices and on terms and conditions that we believe are no less favorable to the Company than those that would have resulted from arm’s length negotiations between unrelated parties.

Other than as disclosed in the preceding paragraph, during fiscal 2016 the Company is not aware of being party to any transaction in which an executive officer, director or 5% shareholder had a direct or indirect material interest.

Compensation Committee Interlocks and Insider Participation

During fiscal 2016, no member of the Compensation Committee served as an officer, former officer or employee of the Company or had a relationship discloseable under “Certain Relationships and Related Person Transactions.” Further, during fiscal 2016, no executive officer of the Company served as:

•
a member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee of the Board of Directors oversees and monitors the Company’s management and independent registered public accounting firm (currently PricewaterhouseCoopers LLP) throughout the financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results of operations and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Additionally, the Audit Committee has done, among other things, the following:

•	discussed with PricewaterhouseCoopers LLP the overall scope and plans for its audit;

•
met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•	reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2016 with the Company’s management and PricewaterhouseCoopers LLP;

•
discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees ("SAS 61"), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
received the written disclosures and the letter from PricewaterhouseCoopers LLP required pursuant to Rule 3526, “Communication with Audit Committees Concerning Independence,” of the Public Company Accounting Oversight Board (“PCAOB”).

Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended August 31, 2016.

No member of the Audit Committee is employed by or has any other material relationship with the Company. The Board of Directors has determined that each member of the Audit Committee qualifies as an Audit Committee financial expert under Securities and Exchange Commission regulations, and the Audit Committee is comprised entirely of independent directors as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Thomas J. Fischer, Chairperson
Danny L. Cunningham
R. Alan Hunter, Jr.
Dennis K. Williams
E. James Ferland

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the proxy provides information regarding the compensation program for our current and former Chief Executive Officers, our Chief Financial Officer, our three other most highly compensated executive officers at August 31, 2016, and the compensation for two former executive officers, collectively referred to as our Named Executive Officers (“NEOs”). Our fiscal 2016 NEOs are as follows:

•	Robert C. Arzbaecher, former President, Chief Executive Officer and Chairman of the Board of Directors (1)

•	Randal W. Baker, President and Chief Executive Officer (2)

•	Brian K. Kobylinski, former Executive Vice President, Energy Segment (resigned from the Company effective April 2016)

•	Andrew G. Lampereur, Executive Vice President and Chief Financial Officer

•	Stephen J. Rennie, Executive Vice President, Industrial Segment (3)

•	Roger A. Roundhouse, Executive Vice President, Engineered Solutions Segment

•	Mark (David) Sefcik, former Executive Vice President, Industrial Segment (departed the Company effective August 2016)

•	Eugene E. Skogg, Executive Vice President, Human Resources

(1)
Mr. Arzbaecher was President and Chief Executive Officer ("CEO") of the Company from August 24, 2015 through February 29, 2016, after previously serving as President and Chief Executive Officer of the Company from August 2000 until he initially retired in January 2014.

(2)	Mr. Baker joined the Company in March 2016 as President and Chief Executive Officer.
(3) Mr. Rennie was appointed to his role effective August 2016, replacing Mr. Sefcik.

Executive Summary

Actuant strives to be a premier diversified industrial corporation and a growth company that is operationally excellent. To achieve this, we look to optimize our organization to maximize growth in sales, earnings, cash flow and return on invested capital. This operating strategy requires a compensation philosophy that rewards both near-term operational and financial success, as well as decision-making that supports long-term shareholder value creation. In summary, the objectives of our compensation program are to:

•	attract and retain highly experienced and committed executives who have the skills, education, business acumen and background to successfully lead a diversified industrial company;

•	motivate and reward executives to drive and achieve our goal of increasing shareholder value;

•	provide balanced incentives for the achievement of near-term and long-term objectives, without incentivizing executives to take excessive risk.

In fiscal 2016, our financial performance generally mirrored the weak end market demand in most of our served industries. Our businesses faced cyclical headwinds in the oil & gas, mining, off-highway equipment, agriculture and general industrial end markets, as well as the strengthening of the U.S. dollar. Given the overall weak environment, consolidated core sales declined 6% in fiscal 2016 from the prior fiscal year. The resulting lower production levels and fixed cost under-absorption, unfavorable mix and restructuring costs reduced operating profit margins and net earnings.  Despite lower earnings, we generated $112 million of Free Cash Flow which represented our 16th consecutive year of free cash flow in excess of net earnings.

	Year Ended August 31,
	2016	2015
	(amounts in millions, except per share amounts)
Net Sales	$1,149	$1,249
Core Sales Change (1)	(6)%	(5)%
Adjusted Earnings Per Share(2)	$1.22	$1.65
Free Cash Flow	$112	$113
Fiscal Year-end Stock Price	$23.83	$21.44
(1) Core sales change represents total sales growth (decline) excluding the impact of acquisitions, divestitures and foreign currency rate changes.
(2) Adjusted earnings per share excludes a product line divestiture gain ($0.03), restructuring charges ($0.17) and non-cash impairment charge ($2.86) in fiscal 2016 and a non-cash impairment charge ($1.33) in fiscal 2015.

As a result of this financial performance, there were limited cash bonuses earned by NEOs under the annual incentive bonus plan in fiscal 2016 (see page 22 for details of the Annual Bonus program). In addition, the total shares vested related to Performance Shares (discussed on page 25) were below the target level for the recently completed three year performance period. Given tha

t incentive compensation and financial performance were both below target levels, we believe that our executive compensation program is effectively linked to performance.
Compensation and Link to Performance

Our executive compensation program is aligned with our overall business model (illustrated below), which is intended to create shareholder value. Our long-standing Combined Management Measure ("CMM"), the primary metric used for the annual bonus program, rewards high return on invested capital and the generation of strong cash flow, which we believe are key drivers of shareholder value. In addition, a portion of the performance based equity awards are tied to the attainment of free cash flow conversion targets, while the annual bonus also incorporates core sales growth, the first component of our business model.

Our business model starts with core sales growth (sales growth excluding the impact of acquisitions, divestitures and foreign currency rate changes), product innovation and emerging market penetration. We further increase sales and profits through capital deployment in business acquisitions and capital expenditures. The acquisitions add new capabilities, technologies, customers and geographic presence to make our businesses stronger. Operational excellence processes including effective product sourcing, lean manufacturing, acquisition integration and leadership development, along with other continuous improvement activities, are utilized to improve our businesses. When executed effectively, these actions generate strong earnings and cash flow, which we reinvest back into the business or return to shareholders via dividends and stock buybacks. Our compensation program links executive pay with effective execution of this business model and the desired outcomes of growth in sales, earnings, cash flow and ultimately, stock price appreciation.

Shareholder Input on Executive Compensation Program
Shareholders provided overwhelming support for the compensation of our NEOs at the 2016 Annual Meeting, with over 97% of shareholders voting in favor of the compensation program for our NEOs. We engage with shareholders to gather feedback on our compensation programs, which has led to changes that strengthen the link between executive pay and Company performance. Specific changes have included an increased emphasis on performance based equity awards, formalization of an anti-hedging policy, adoption of a compensation “clawback policy,” elimination of excise tax gross ups from change in control agreements and modification of certain provisions of our annual bonus program to increase the alignment of segment leadership with overall Company performance. We believe that our executive compensation program is responsive to the feedback we have received and is aligned with shareholder interests. We will continually assess and modify our executive compensation program to incorporate shareholder input, industry trends and competitive compensation practices.
Oversight of the Executive Compensation Program

The Compensation Committee ("the Committee") is primarily responsible for overseeing the Company’s executive compensation program and considers advice from an independent compensation consultant regarding competitive market pay practices. The Company’s CEO and management team also provide the Committee specific information related to NEO performance, compensation data and financial results.

Role of Compensation Committee

The Committee establishes our executive compensation philosophy and administers the overall executive compensation program. The Committee reviews and approves all components of the compensation program, establishes objectives for NEOs that are aligned with the Company’s business and financial strategy, and determines compensation levels for our NEOs. CEO compensation is recommended by the Committee to the Board for approval. The Committee assesses the performance of NEOs (other than the CEO) through verbal updates regarding their annual reviews completed by the CEO and performs a separate evaluation of the CEO’s performance.

Role of Compensation Consultant

The Committee utilizes Willis as its independent compensation consultant. Willis assists the Committee by evaluating executive compensation, analyzing pay alignment with financial and stock performance, providing general compensation trends and competitive market data and benchmarking, and by participating in the design and implementation of certain elements of the executive compensation program. Willis does not make specific recommendations on individual compensation amounts for the executive officers or the independent directors, nor does it determine the amount or form of executive and director compensation.

Role of Management and the Chief Executive Officer

Our CEO, in consultation with Willis, develops compensation recommendations for the Committee to consider. The CEO considers various factors when making recommendations, including the relative importance of the executive’s position within the organization, the individual’s tenure and experience and the executive’s performance and contributions to the Company’s results.

The Executive Vice President-Human Resources and other members of the Human Resources department, together with the CFO and members of the Finance department, work with the CEO to monitor existing compensation plans and programs applicable to NEOs and other executives, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data, peer comparisons and other briefing materials for the Committee in making its decisions, and, ultimately, to implement the decisions of the Committee.

Assessing Competitive Compensation Practices

The Committee reviews both general industry survey data, as well as compensation practices and pay opportunities for a selection of publicly-traded U.S. companies that Actuant competes with from a business and executive talent perspective (the “Peer Group”). The Company and the Committee have regularly utilized a Peer Group as part of the annual benchmarking process. From time to time, the Committee has undertaken a review of the Peer Group to ensure it remains a reasonable and appropriate tool to utilize for both pay level and pay design benchmarking purposes. The Peer Group companies were chosen based on their alignment with the Company, as reflected in the following characteristics:

•	Reasonably comparable market capitalization and annual revenues

•	Global scope and complexity

•	End-market diversification

•	Acquisitive growth strategies

The companies listed below are included in “the Peer Group”:

Altra Industrial Motion Corp	CLARCOR, Inc	Hillenbrand, Inc	Rexnord Corp
AO Smith Corp	Crane Co	IDEX Corp	Standex International Corp
Barnes Group Inc	EnerSys	John Bean Technologies Corp	TriMas Corp
Belden Inc	EnPro Industries, Inc	Kennametal Inc	Woodward, Inc
Brady Corp	Graco Inc	Lincoln Electric Holdings Inc
Briggs & Stratton Corp	Harsco Corp	Nordson Corp

In addition to Peer Group compensation data, the Committee primarily uses a broad set of data from the Willis Executive Compensation Market Analysis Survey to obtain compensation information and an understanding of executive compensation trends. The Willis survey data represents all participants in the Willis database, with the exclusion of the financial services, healthcare and the energy services industries. The Committee does not determine the companies that are included in the Willis survey data. The data (far in excess of 400 listed companies) is adjusted to reflect an organization of our revenue size. The data is reviewed in aggregate and on an individual basis by the Committee and provides the primary reference point for making compensation related decisions. The Committee believes that this survey data, together with the compensation practices of the Peer Group and CEO recommendations (for other NEOs based on experience, expertise and demonstrated performance), accurately defines competitive market compensation for executive talent.

Target Level Compensation Determination

To determine NEO compensation, the Committee considers factors such as the level of responsibility, skills and experiences required by the position, the executive’s qualifications, our ability to replace such individual and the overall competitive environment. It also considers current and historical compensation levels, performance in the role, length of service, the Committee’s view of internal equity and consistency and other considerations it may feel are relevant. In analyzing these factors, the Committee reviews competitive compensation data and focuses on the approximate 50th percentile for each component of pay, as well as target Total Direct Compensation. In some cases, individual components may be over or under market (in order to emphasize a particular element or if individual circumstances dictate), but the total compensation package is market competitive and will generally not exceed the 75th percentile of market.

Components of Total Direct Compensation

As summarized below, the majority of Total Direct Compensation is performance based and not guaranteed. We also provide various retirement and benefit programs. This graphic, depicting the CEO's (Mr. Baker) total direct compensation, along with the descriptions that follow, provide a snapshot of the components and rationale behind the elements of our compensation program.
Base Salary

Base salaries are reviewed annually and are established considering the scope and complexity of the role, market competitiveness, individual performance and Company operating performance. Individual performance is evaluated based on achievement of established goals and objectives related to business performance and leadership. Generally changes in base salary are the result of either an annual merit increase, promotion or changes in role or market adjustment. Base salary increases for NEOs occurred in January 2016 and were in the 1% to 4% range, reflecting annual merit adjustments.

Annual Bonus

Our NEOs, along with other leaders and substantially all U.S. employees, have an opportunity to earn an annual bonus based on achievement of performance objectives. The bonus is designed to reward short-term performance in successfully growing sales, earnings, cash flow and return on invested capital. Combined Management Measure ("CMM") was the primary financial metric in fiscal 2016 because it encompasses all of those key factors. CMM is calculated as follows:

Net Income
+ Financing Costs (Interest Expense)
+ Income Taxes
+ Amortization of Intangible Assets
= EBITA (Earnings Before Interest, Taxes and Amortization)
- Asset Carrying Charge(1)
= Combined Management Measure

(1)
The Asset Carrying Charge is calculated by adding (1) a 20% charge applied to the average net tangible assets (current assets, net fixed assets and other long-term assets, less accounts payable, accrued compensation, pension and employee benefits, current income tax balances and other liabilities), to (2) a 12% charge applied to the average total intangible assets (goodwill, intangible assets and non-current deferred income taxes).

CMM is tied to both return on invested capital and cash flow, which are key measures linked to shareholder value creation. In addition to utilizing CMM for the annual bonus, we also utilize a similar calculation for capital deployment and decision making within the Company related to acquisitions and other investments.

We also utilize core sales growth as part of the annual bonus plan because it emphasizes this important driver of performance success.  Core sales growth targets are established at an individual business unit level.  Segment level executives including Messrs. Kobylinski, Rennie, Roundhouse and Sefcik are measured on core sales growth targets associated with their respective segments.  Corporate executives including Messrs. Arzbaecher, Baker, Lampereur and Skogg are measured on the achievement of consolidated Actuant core sales growth targets.

Annual bonus target percentages vary by NEO and are determined based on their scope of duties and responsibilities as well as market and peer group data. For fiscal 2016, actual bonus payments could range from 0% to 250% of the target annual bonus based on actual performance. NEOs not in charge of one of our segments had an annual bonus based on 70% CMM and 30% Actuant core sales growth. NEOs responsible for a business segment were eligible for an annual bonus based on 20% Actuant CMM, 50% segment CMM and 30% segment core sales growth. The following table summarizes the fiscal 2016 annual bonus opportunity and weighting for each NEO.

	Annual Bonus Opportunity as a % of Base Salary			Weighting of Components of Target Annual Bonus
Name	Threshold	Target	Maximum	Actuant CMM	Segment CMM	Core Sales Growth
Robert C. Arzbaecher	0%	150%	375.0%	70%	—	30%
Randal W. Baker (1)	0%	100%	250.0%	70%	—	30%
Brian K. Kobylinski	0%	60%	150.0%	20%	50%	30%
Andrew G. Lampereur	0%	70%	175.0%	70%	—	30%
Stephen J. Rennie (2)	0%	55%	137.5%	20%	50%	30%
Roger A. Roundhouse	0%	60%	150.0%	20%	50%	30%
Mark (David) Sefcik	0%	55%	137.5%	20%	50%	30%
Eugene E. Skogg	0%	55%	137.5%	70%	—	30%

(1)	In accordance with his offer letter dated February 24, 2016, Mr. Baker was entitled to a minimum annual bonus amount of $212,500 in fiscal 2016.

(2)	Mr. Rennie's target bonus opportunity was increased from 50% to 55%, effective August 2016, in connection with his promotion to Executive Vice President-Industrial Segment.

The annual bonus earned is based on performance against pre-approved CMM and core sales targets, which are established by the Committee in the first quarter of the fiscal year, considering financial plans, year-over-year improvement and the economic environment. Following the completion of a fiscal year, the Committee approves annual bonus payouts based on the extent to which targets were achieved.

In accordance with Item 402(b) of Regulation S-K, we have not disclosed the annual bonus financial targets for fiscal 2016 because they represent confidential information which, if disclosed, could result in competitive harm. These financial measures can be impacted by a variety of non-recurring or extraordinary items (e.g., acquisitions, divestitures, business restructuring, accounting rule changes, etc.) and actual results may be adjusted for these items if they were not contemplated in the target setting process. All adjustments to the annual bonus financial results are reviewed and approved by the Committee. Given that the assumptions used to determine the annual bonus financial targets and related adjustments necessarily include elements of strategic operations, timing of new product launches, restructuring activities or investments in growth initiatives, we believe disclosure of such information could cause us competitive harm by potentially revealing to our competitors, customers, vendors and suppliers our confidential operating and financial objectives.

In order to illustrate the historical level of performance against annual bonus targets, the following table summarizes the actual annual bonus payout percentages achieved by our corporate executives (expressed as a percentage of the target annual bonus level) for each of the last five fiscal years:

Fiscal Year	Annual Bonus Payout
2012	113%
2013	8% (1)
2014	7%
2015	0%
2016	4%

(1) Corporate executives declined annual bonuses in fiscal 2013.

The Compensation Committee is modifying the Annual Bonus effective for fiscal 2017 (i.e. next fiscal year). Changes include reducing the maximum bonus opportunity multiplier from 250% to 200%, and changing the metrics to a blend of core sales, EBITDA margin, and free cash flow.

Equity Compensation

We generally grant three forms of equity compensation to our NEOs including stock options, restricted stock and performance shares. We believe that a significant portion of Total Direct Compensation should be made in the form of equity compensation due to the strong alignment created with shareholders. If our stock price declines, so does the value of the NEOs' compensation, and vice versa. Stock options generally vest 50% after three years, with 100% at five years. Beginning in fiscal 2017, future restricted stock awards will generally vest in equal annual installments over a three year period. In revising the vesting period for restricted stock, the Compensation Committee concluded that a shorter vesting period would enhance retention by being more aligned with practices of companies in the Peer Group. The target value of NEO equity awards is generally allocated 35% in the form of options, 35% in restricted stock and 30% in performance shares.

 The following describes each type of award:

Stock Options—Stock options granted to NEOs generally become 50% exercisable three years after the grant date with the remaining 50% exercisable after five years. The Committee has the ability to vary both the term and vesting schedule for new stock option grants in accordance with the plan. All options are granted following the Committee’s authorization, with an exercise price equal to the closing market price on the date of grant and have a ten-year term. Stock option back-dating or re-pricing is expressly prohibited.

Restricted Stock Units and Awards—Restricted stock has generally vested 50% after three years with the remaining 50% vesting after five years. The Committee has the ability to vary both the term and vesting schedule for new grants. For fiscal 2017 (i.e. next fiscal year), restricted stock will vest in equal annual installments over a three-year period. Individuals granted restricted stock units have the ability to defer receipt and taxability of the shares beyond their normal vesting dates into the Employee Deferred Compensation Plan by providing written notice to the Company at least twelve months in advance of the award’s scheduled vest date.

Performance Based Restricted Stock ("Performance Shares")—Our Performance Share awards have a three-year performance period, with vesting based 50% on achievement of an absolute Free Cash Flow Conversion target and 50% on the Company’s TSR relative to the S&P 600 SmallCap Industrial Index (approximately 90 companies). New three-year performance cycles start annually with grants near the beginning of each fiscal year. The Committee designed the plan to include both TSR and Free Cash Flow Conversion elements to emphasize the importance of these two metrics to the long-term success of the Company. TSR aligns the interests of shareholders and executives, while strong Free Cash Flow Conversion helps ensure adequate cash generation to fund Company growth, dividends and stock buybacks. The targets and vesting scale for Performance Shares granted in fiscal 2016 are as follows:

Measure	Threshold	Target	Maximum
Vesting Scale (as a percentage of Target)	50%	100%	150%
Relative TSR Percentile	25th	50th	75th
Free Cash Flow Conversion	100%	115%	140%

The target and actual shares vested for the recently completed three-year performance periods are summarized as follows (in aggregate for all NEOs):

Performance Period Ended	Target Shares	Actual Shares Vested	% of Target Shares Vested
August 31, 2014	117,563	81,081	69%
August 31, 2015	98,342	58,967	60%
August 31, 2016(1)	4,699	2,963	63%
(1) Mr. Lampereur was the only NEO with shares vesting from the fiscal 2014 Performance Share Grant

The three-year measurement period for the fiscal 2014 Performance Share grant ended August 31, 2016 and resulted in the vesting of 122% of the Free Cash Flow Conversion restricted stock shares and 0% of the TSR restricted stock shares. The following tables summarize threshold, target and maximum restricted stock share opportunities for the fiscal 2015 and fiscal 2016 Performance Share grants for eligible NEOs as of August 31, 2016:

	2015 Performance Shares Grant
Name	Threshold	Target	Maximum
Andrew G. Lampereur	—	6,486	9,729
David (Mark) Sefcik	—	4,084	6,126
Roger A. Roundhouse	—	4,084	6,126

	2016 Performance Shares Grant
Name	Threshold	Target	Maximum
Andrew G. Lampereur	—	9,321	13,982
Roger A. Roundhouse	—	6,353	9,530
Eugene E. Skogg	—	4,143	6,215

 Practices Regarding the Grant of Equity Compensation

The Committee has generally followed a practice of making annual option and restricted stock grants to its NEOs on a single date each year, when all material information is publicly available. In fiscal 2016, the Committee granted these awards at its regularly scheduled January 2016 meeting. Performance Share grants are made in October near the beginning of the three-year performance period. While the vast majority of awards to NEOs have historically been made as part of our annual grant program, the Committee occasionally makes awards to NEOs or other employees at other times, such as in connection with hiring, promotions or for retention purposes.

In connection with the retirement of Mr. Arzbaecher and promotion of Mr. Mark Goldstein to CEO in January 2014, the Committee authorized the grant of restricted shares for retention purposes to Messrs. Lampereur (14,002 restricted shares or $500,000) and Kobylinski (12,602 restricted shares or $450,000). The Committee felt these awards reflected the importance of retaining key leadership during periods of CEO transition.

In August 2015, the Board approved an Investment/Matching Restricted Stock Grant Program ("the Program") for senior executives of the Company for fiscal 2016 to incentivize, attract and retain senior executives during the CEO leadership transition. Under this Program the Company granted one share of restricted stock or restricted stock unit (the “Matching Shares”) for every two shares of Company common stock purchased by an eligible senior executive in October 2015, December 2015 and March 2016. The maximum value of the stock that could be purchased was limited to: $5 million for the Company’s former President and Chief Executive Officer and $2 million for each of the other NEOs. Contingent on the senior executive continuing to hold the purchased shares and remaining an employee with the Company or a member of the Board, the Matching Shares cliff vest on the third anniversary of the grant date; provided, however, that the Matching Shares fully vest in the event of (a) a termination of employment without cause; (b) the death or total and permanent disability of the senior executive; or (c) material reduction in authority, responsibility or duties.

During the March 2016 transition of Mr. Baker to CEO, the Committee authorized the grant of restricted shares for retention purposes to Messrs. Kobylinski and Roundhouse worth $731,000 per person. Both received a total of 30,000 shares for retention purposes, 20,000 shares of which are subject to time-vesting requirements and 10,000 of which are subject to performance criteria.

The following table summarizes the grant date fair value of restricted stock awards (based on the market price of the shares on the grant date) made to each NEO during each of the last three fiscal years:

			Non-Routine Stock Awards
Name	Year	Routine Stock Awards	Employment Transition Stock Awards	Retention Stock Awards	Matching Shares (1)	Total Stock Awards (2)
Robert C. Arzbaecher	2016	$—	$—	$—	$2,516,850	$2,516,850
	2015	65,000	—	—	—	65,000
	2014	—	—	—	—	—

Randal W. Baker	2016	$1,150,000	$—	$—	$174,423	$1,324,423

Brian K. Kobylinski	2016	$373,762	$—	$731,087	$342,000	$1,446,849
	2015	337,977	—	—	—	337,977
	2014	292,498	—	450,000	—	742,498

Andrew G. Lampereur	2016	$438,772	$—	$—	$1,027,576	$1,466,348
	2015	438,750	—	—	—	438,750
	2014	406,285	—	500,000	—	906,285

Stephen J. Rennie	2016	$149,998	$—	$—	$218,138	$368,136

Roger A. Roundhouse	2016	$299,000	$—	$731,100	$104,880	$1,134,980
	2015	276,252	—	—	—	276,252

David (Mark) Sefcik	2016	$292,511	$—	$—	$79,643	$372,154

Eugene E. Skogg	2016	$195,008	$—	$—	$624,877	$819,885
	2015	150,005	450,000	—	—	600,005

(1)
The ability for NEOs to receive Matching Shares under the Program expired in March 2016 for all NEOs, with the exception of Mr. Baker who was provided matching eligibility through October 2016 in accordance with the terms of his offer letter dated February 24, 2016. Mr. Baker was granted an additional 12,500 matching shares ($282,500) in October 2016 (our fiscal 2017).

(2)	Additional information is provided in the Summary Compensation Table on page 30.

Retirement and Other Benefits

We provide benefit programs to our employees, including executives and our NEOs, to attract and retain them as well as to provide a competitive total compensation program. Actuant’s benefits philosophy is to generally provide similar benefit programs for all non-bargaining unit employees, including our NEOs. However, modifications may be made in cases where IRS limits or other regulations prevent equitable treatment or for competitive positioning purposes. The following table summarizes such benefit plans and eligibility (for our U.S. employees):

Type of Benefit	NEOs	Certain Other Executives and High Level Managers	Most Other Full Time Employees
401(k) Retirement Plan	✓	✓	✓
Supplemental Executive Retirement Plan (SERP)	✓	Selectively	Not Offered
Employee Deferred Compensation Plan	✓	✓	✓
Medical/Dental/Vision Insurance	✓	✓	✓
Annual Physical	✓	Selectively	Not Offered
Life and Disability Insurance	✓	✓	✓
Supplemental Life and Disability Insurance	✓	Selectively	Not Offered
Employee Stock Purchase Plan	Not Offered	Selectively	✓
Vacation	✓	✓	✓
Tuition Reimbursement Plan	✓	✓	✓
Automobile Allowance	✓	Selectively	Selectively
Club Dues	Selectively	Not Offered	Not Offered
Financial Planning Services	✓	Selectively	Not Offered
Personal Use of Company Aircraft	✓	Selectively	Not Offered

401(k) Retirement Plan

Under our 401(k) Plan, most employees, including our NEOs, may contribute eligible compensation up to IRS limits. The Company generally provides a “core” contribution equal to 3% of eligible compensation (subject to IRS compensation and contribution limits). In addition, the Company provides a matching contribution of 100% for the first $300 contributed to the Plan, and an additional 25% match on employee elective contributions between $300 and 6% of eligible compensation. Company matching and core contributions vest 25% after two years, 50% after three years, 75% after four years and 100% after five years.

Supplemental Executive Retirement Plan ("SERP")

The SERP covers certain executive level employees (including the NEO’s) and is designed to improve the competitive positioning of our retirement programs, reward long-service employees and support executive retention and recruiting efforts. The SERP is a nonqualified defined contribution plan and the benefit is calculated by applying a SERP multiplier to total eligible compensation in a given year (base salary plus annual bonus). The SERP multiplier ranges from 3-6%, and is determined by a formula that takes into account the executive’s age and years of service. SERP contributions are credited to a notional interest bearing account and vest after five years of service or when the executive turns 60. The targeted combined annual NEO retirement contribution between the SERP and 401(k) Plan is approximately 7-10.5% of cash compensation, depending on age and years of service. This level approximates the 40th percentile of peer company executive retirement benefits.

Employee Deferred Compensation Plan

We also offer a deferred compensation plan that allows U.S. employees with base salary over $120,000 to defer compensation and associated taxes until retirement or termination of employment. Investment options include an interest bearing account and/or a common stock account. As a result of the unfunded nature of the plan, compensation deferrals are essentially unsecured loans from employees to the Company. Each year the Committee determines the interest rate for new deferrals, taking into account current market rates. The stock account return mirrors the performance of Actuant’s stock price. Shares of common stock equal to the value of deferred contributions into that account are contributed by the Company into a rabbi trust. When distributed, deferred amounts invested in the interest account are paid out in cash while an appropriate number of shares of common stock (plus accrued dividends) are released from the rabbi trust to satisfy common stock fund distributions.

In addition, the Employee Deferred Compensation Plan allows all employees in the U.S. with annual eligible compensation in excess of $260,000, to receive their 401(k) core contribution, calculated as if no IRS limits were in place ("Restoration Contribution"). We believe that it is not equitable, or market competitive, to limit the Company core contribution to the 401(k) Plan based on IRS compensation and contribution limits. All Company core contributions pursuant to the Deferred Compensation Plan are deemed to be invested in Actuant common stock and are credited to participant's Deferred Compensation Plan accounts.

Other Benefits

We provide perquisites to help executives be more productive and efficient, to provide protection from potential business risk and as a competitive compensation measure. They are limited in amount, and we maintain a strict policy regarding the eligibility and use of these benefits which include club dues, financial planning and use of the company airplane. Annual NEO personal use of the plane (which is reviewed by the Committee at least annually) is capped at 24 hours of flight time for the CEO and 12 hours for all other NEOs. The other benefits earned by our NEOs in fiscal 2016 are included in the “All Other Compensation Table” on page 31.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that we pay to NEOs to $1 million in any year. This limitation does not apply to the CFO or performance based compensation for other NEOs if certain conditions are met. While the Committee generally intends for payments under certain of our incentive plans to meet the criteria for tax deductibility under the provisions of the Internal Revenue Code, the Committee retains full discretion and flexibility in structuring compensation programs that are designed to attract, reward and retain successful executives, even if not fully deductible.

Stock Ownership Requirements

Ownership of Actuant stock by our executives directly aligns their interests with shareholders. Accordingly, the Board maintains stock ownership guidelines for our NEOs equal in value to a multiple of their base salary.

Position	Multiple of Base Salary Required to be held in Actuant Stock
CEO	5X
Other NEOs	3X

Stock ownership includes the value of “in the money” vested options, shares held in the 401(k), employee stock purchase plan and/or deferred compensation accounts, as well as shares owned outright or by family members. It does not include the value of unvested equity compensation. Executive officers have three years from their date of appointment to comply with the ownership requirements. The Committee reviews each NEO's compliance with these guidelines on an annual basis, and all NEO's have either met the target ownership level, or are within the three year grace period.

To assist them in meeting the stock ownership requirement, the Company has an executive officer stock option matching program for newly hired or promoted executives. Under this program, the Company matches share purchases with an equal number of stock options that vest after five years. Messrs. Rennie and Sefcik are the only NEOs with option grants outstanding under this program. Those who have not reached their specified targets and who exercise stock options or have restricted stock vest, are required to hold at least 60% of the net value of the shares they receive so that they meet their requirement in a timely manner, with the 40% balance available to cover related income tax obligations.
Anti-Hedging Policy

Actuant maintains a policy that prohibits employees from engaging in short-term or speculative transactions involving its common stock. This policy prohibits trading in Company common stock on a short-term basis, engaging in short sales, buying and selling puts and calls, and discourages the practice of purchasing the Company’s stock on margin.

Compensation Clawback Policy
 We have a compensation clawback policy for executive officers, which defines the economic consequences that misconduct could have on their compensation. In the event of a financial restatement due to fraud or misconduct as determined by the Board, the responsible executive must reimburse the Company for their annual cash bonus, as well as equity based awards or other performance based compensation paid to the executive based on the financial results that were the subject of the restatement.
Conclusion

We believe that we have designed an executive compensation program which effectively links pay and performance and is in the best long-term interests of our shareholders. As indicated in our Compensation Committee Charter, we will continue to re-evaluate our executive compensation program to ensure future alignment in our compensation program and practices. Shareholder input will continue to be an important consideration in our annual executive compensation evaluation process.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

Holly A. Van Deursen, Chairperson
Gurminder S. Bedi
R. Alan Hunter Jr.
Dennis K. Williams

Summary Compensation Table

The following table sets forth the total compensation applicable to the fiscal years ended August 31, 2016, 2015 and 2014 by the NEOs:

Name & Principal Position	Year	Salary ($)	Stock Awards ($) (9)	Option Awards ($) (10)	Annual Bonus ($) (11)	Non-qualified Deferred Compensation Earnings ($) (12)	All Other Compensation ($) (13)	Total ($)
Robert C. Arzbaecher (1)	2016	$477,307	$2,516,850	$—	$24,378	$1,724	$101,753	$3,122,012
Former Chairman of the Board and Chief Executive Officer	2015	217,500	65,000	3,035,000	—	78,370	76,388	3,472,258
	2014	542,317	—	—	62,900	62,735	122,255	790,207

Randal W. Baker (2)	2016	$405,385	$1,324,423	$1,150,000	$212,500	$—	$39,641	$3,131,949
President and Chief Executive Officer

Brian K. Kobylinski (3)	2016	$305,385	$1,446,849	$201,251	$—	$44,804	$20,808	$2,019,097
Former Executive Vice President - Energy Segment	2015	460,000	337,977	181,973	—	22,123	77,070	1,079,143
	2014	447,000	742,498	157,508	59,906	17,467	58,390	1,482,769

Andrew G. Lampereur (4)	2016	$490,000	$1,466,348	$236,249	$13,034	$278,573	$69,554	$2,553,758
Executive Vice President and Chief Financial Officer	2015	482,000	438,750	236,216	—	187,311	73,139	1,417,416
	2014	468,000	906,285	218,748	22,511	157,004	144,209	1,916,757

Stephen J. Rennie (5)	2016	$360,769	$368,136	$224,997	$19,172	$7,412	$60,626	$1,041,112
Executive Vice President - Industrial Segment

Roger A. Roundhouse (6)	2016	$405,000	$1,134,980	$160,991	$—	$583	$59,709	$1,761,263
Executive Vice President - Engineered Solutions Segment	2015	390,000	276,252	206,393	—	—	52,560	925,205

David (Mark) Sefcik (7)	2016	$407,422	$371,974	$157,494	$15,462	$60,834	$496,315	$1,509,501
Former Executive Vice President - Industrial Segment

Eugene E. Skogg (8)	2016	$340,000	$819,885	$104,996	$7,105	$650	$62,324	$1,334,960
Executive Vice President - Human Resources	2015	70,865	600,005	150,003	—	—	76,215	897,088

(1)
Base salary for Mr. Arzbaecher represents actual amounts earned in fiscal 2014, 2015 and 2016 (as a result of his initial retirement from the Company as CEO in fiscal 2014, transition to non-executive Chairman of the Board and then his reappointment to CEO in August 2015 through February 2016). Base salary includes salary amounts earned by Mr. Arzbaecher as CEO and Board fees as a non-employee Director in all years presented. Fiscal 2016 stock awards include the non-routine awards described on page 26, while fiscal 2015 includes a $3 million option award in connection with Mr. Arzbaecher's reappointment to CEO and a $65,000 restricted stock and $35,000 option award for service as a non-employee director.

(2)
Mr. Baker joined the Company in March 2016 and therefore base salary represents actual salary earned since then. His annual salary at August 31, 2016 was $850,000. Mr. Baker also received a $1,150,000 restricted stock grant and $1,150,000 option grant upon joining the Company. Further, fiscal 2016 stock awards include the non-routine awards described on page 26. Mr. Baker's fiscal 2016 annual bonus was the minimum bonus awarded in his offer letter dated February 24, 2016.

(3)
Mr. Kobylinski left the Company in April 2016 and therefore fiscal 2016 base salary represents actual salary earned prior to his departure. Upon leaving the Company, all of Mr. Kobylinski's unvested restricted stock, stock options and performance share awards were forfeited. Fiscal 2016 and fiscal 2014 stock awards include the non-routine awards described on page 26.

(4)	Mr. Lampereur's fiscal 2016 and fiscal 2014 stock awards include the non-routine awards described on page 26.

(5)
Mr. Rennie was promoted effective August 2016 and therefore fiscal 2016 salary represents actual salary earned in his former and current roles. His annual salary at August 31, 2016 was $400,000. Fiscal 2016 stock awards include the non-routine awards described on page 26.

(6)	Mr. Roundhouse's fiscal 2016 stock awards include the non-routine awards described on page 26.

(7)
Mr. Sefcik left the Company in August 2016 and therefore base salary represents actual salary earned prior to his departure. Fiscal 2016 stock awards include the non-routine awards described on page 26.

(8)
Mr. Skogg joined the Company in June 2015 and therefore base salary for fiscal 2015 represents a partial year.  His annual salary at August 31, 2015 was $335,000. Mr. Skogg also received a $600,000 restricted stock grant and $150,000 option grant upon joining the Company in fiscal 2015. Fiscal 2016 stock awards include the non-routine awards described on page 26.

(9)
Amounts reflect the aggregate grant date fair value of restricted stock and Performance Share awards (including periodic retention grants) and Investment/Matching Restricted Stock as described in detail on page 25. The amount was determined by multiplying the grant date fair value of the award by the number of restricted shares/units granted, or the number of Performance Shares awarded (assuming a payout at target). As described on page 24, Performance Share vesting ranges from 0% to 150% of target. At August 31, 2016, the value of outstanding unvested Performance Shares at the maximum payout of 150% is summarized in the following table:

Name	2016 Grant	2015 Grant
Andrew G. Lampereur	$253,119	$253,116
Roger A. Roundhouse	172,522	159,378
Mark (David) Sefcik	—	159,378
Eugene E. Skogg	112,509	—

(10)
Amounts represent the aggregate grant date fair value of options utilizing a binomial pricing model. The amounts do not represent the realized or unrealized earnings or value earned in the respective year. Actual realization of value or earnings under equity compensation plans is related to common stock share price appreciation.

(11)	Reflects amounts earned under the Annual Bonus plan. Amounts are paid in the first quarter of the subsequent fiscal year. For additional information on the Annual Bonus plan, see page 22.

(12)
Reflects the portion of interest earned in the Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan that exceeds the SEC benchmark “market” rate of 4.20%, 3.71%, and 2.28% in 2014, 2015 and 2016, respectively (120% of the applicable federal long term rate). See page 27 for information on the Employee Deferred Compensation Plan, and page 37 for NEO activity in this plan.

(13)	Reflects all other compensation, as summarized in the following table:

Name	Year	401(k) Core & Match	401(k) Restoration Contribution (1)	SERP (2)	Automobile Allowance	Other (3)	Supple- mental Life & Disability Insurance	Executive Physical	Personal Use of Company Plane (4)	Club Dues	Financial Planning	Relocation Benefits	Total
Robert C. Arzbaecher	2016	$—	$—	$25,662	$4,065	$—	$765	$8,261	$63,000	$—	$—	$—	$101,753
	2015	7,101	1,751	12,497	11,105	—	4,534	4,200	35,200	—	—	—	76,388
	2014	10,666	8,620	32,539	9,810	—	6,656	—	37,600	12,088	4,276	—	122,255

Randal W. Baker	2016	$12,150	$4,212	$16,215	$—	$—	$2,739	$4,325	$—	$—	$—	$—	$39,641

Brian K. Kobylinski	2016	$—	$—	$—	$17,189	$—	$3,619	$—	$—	$—	$—	$—	$20,808
	2015	11,925	7,691	30,954	14,017	—	3,551	—	—	—	8,932	—	77,070
	2014	11,700	6,313	23,271	13,486	—	3,620	—	—	—	—	—	58,390

Andrew G. Lampereur	2016	$12,150	$6,681	$29,234	$10,135	$—	$3,461	$—	$7,200	$—	$693	$—	$69,554
	2015	11,925	7,226	30,012	11,724	—	3,371	—	6,000	—	2,881	—	73,139
	2014	11,700	8,474	32,248	10,437	75,000	3,371	—	—	—	2,979	—	144,209

Stephen J. Rennie	2016	$12,150	$3,066	$18,038	$10,182	$—	$2,741	$4,449	$—	$—	$10,000	$—	$60,626

Roger A. Roundhouse	2016	$12,150	$4,044	$15,992	$9,479	$—	$3,577	$7,507	$—	$—	$6,960	$—	$59,709
	2015	11,858	4,540	16,453	4,791	—	2,746	7,172	—	—	5,000	—	52,560

Mark (David) Sefik	2016	$—	$12,664	$16,915	$19,525	$425,000	$2,208	$4,503	$13,000	$—	$2,500	$—	$496,315

Eugene E. Skogg	2016	$10,445	$3,335	$16,913	$3,088	$—	$2,365	$8,213	$—	$—	$6,858	$11,107	$62,324
	2015	4,978	—	4,163	—	50,000	—	—	—	—	—	17,074	76,215

(1)	Represents Company Restoration Contribution to the Employee Deferred Compensation Plan, as described on page 27.

(2)	Represents Company contribution to the SERP plan as described on page 27.

(3)
Represents a one time transaction bonus related to the sale of the former Electrical segment in fiscal 2014 (Mr. Lampereur), a sign-on bonus in fiscal 2015 (Mr. Skogg) and termination/severance amounts in fiscal 2016 (Mr. Sefcik).

(4)	The income for personal use of the Company plane was determined by calculating the incremental cost including fuel, pilot and other variable costs.

Grants of Plan-Based Awards

The following table sets forth the equity compensation awards in fiscal 2016, as well as the potential range of payouts for fiscal 2016 under the Annual Bonus plan:

	Grant Date	Estimated Future Payouts Under Annual Bonus (1)			Estimated Future Vesting Under Equity Incentive Plan Awards (2)					All Other Stock Awards: Number of Shares (#) (3)		All Other Option Awards: Number of Securities Underlying Options (#) (4)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Robert C. Arzbaecher	1/6/2016	—	—	—	—	—		—		105,000	(7)	—		$—	$2,516,850
	n/a	$—	$641,538	$1,603,845
Randal W. Baker (6)	3/21/2016	—	—	—	—	—		—		—		120,441		$24.42	$1,150,000
	3/21/2016	—	—	—	—	—		—		47,092		—		—	1,150,000
	4/4/2016	—	—	—	—	—		—		2,031	(7)	—		—	49,658
	7/11/2016	—	—	—	—	—		—		5,397	(7)	—		—	124,766
	n/a	$212,500	$850,000	$2,125,000
Brian K. Kobylinski	10/19/2015	—	—	—	—	7,940	(9)	11,910	(9)	—		—		$—	$172,508
	10/30/2015	—	—	—	—	—		—		15,000	(7)(9)	—		—	342,000
	1/19/2016	—	—	—	—	—		—		—		24,289	(9)	21.41	201,251
	1/19/2016	—	—	—	—	—		—		9,400	(9)	—		—	201,254
	3/17/2016	—	—	—	—	—		—		20,000	(8)(9)	—		—	487,387
	3/17/2016	—	—	—	—	10,000	(8)(9)	—		—		—		—	243,700
	n/a	$—	$—	$—
Andrew G. Lampereur	10/19/2015	—	—	—	—	9,321		13,982		—		—		$—	$202,513
	10/30/2015	—	—	—	—	—		—		15,450	(7)	—		—	352,260
	1/6/2016	—	—	—	—	—		—		28,174	(7)	—		—	675,316
	1/19/2016	—	—	—	—	—		—		—		28,513		21.41	236,249
	1/19/2016	—	—	—	—	—		—		11,035		—		—	236,259
	n/a	$—	$343,000	$857,500
Stephen J. Rennie	10/16/2016	—	—	—	—	—		—		3,750	(7)	—		$—	$80,213
	1/6/2016	—	—	—	—	—		—		3,000	(7)	—		—	71,910
	1/19/2016	—	—	—	—	—		—		—		27,155		21.41	224,997
	1/19/2016	—	—	—	—	—		—		7,006		—		—	149,998
	4/4/2016	—	—	—	—	—		—		2,700	(7)	—		—	66,015
	n/a	$—	$181,865	$454,662
Roger A. Roundhouse	10/19/2015	—	—	—	—	6,353		9,530		—		—		$—	$138,029
	10/30/2015	—	—	—	—	—		—		4,600	(7)	—		—	104,880
	1/19/2016	—	—	—	—	—		—		—		19,430		21.41	160,991
	1/19/2016	—	—	—	—	—		—		7,519		—		—	160,972
	3/17/2016	—	—	—	—	—		—		20,000	(8)	—		—	487,400
	3/17/2016	—	—	—	—	10,000	(8)	—		—		—		—	243,700
	n/a	$—	$243,000	$607,500
David (Mark) Sefcik	10/19/2015	—	—	—	—	6,215	(9)	9,323	(9)	—		—		$—	$135,030
	1/19/2016	—	—	—	—	—		—		—		19,008	(9)	21.41	157,494
	1/19/2016	—	—	—	—	—		—		7,356	(9)	—		—	157,481
	4/4/2016	—	—	—	—	—		—		3,250	(7)	—		—	79,463
	n/a	$—	$224,082	$560,205
Eugene E. Skogg	10/19/2015	—	—	—	—	4,143		6,215		—		—		$—	$90,013
	10/30/2015	—	—	—	—	—		—		6,257	(7)	—		—	142,660
	1/6/2016	—	—	—	—	—		—		15,000	(7)	—		—	359,967
	1/19/2016	—	—	—	—	—		—		—		12,672		21.41	104,996
	1/19/2016	—	—	—	—	—		—		4,904		—		—	104,996
	4/4/2016	—	—	—	—	—		—		5,000	(7)	—		—	122,250
	n/a	$—	$187,000	$467,500

(1)
These columns show the range of payouts under the fiscal 2016 Annual Bonus plan described on page 22. The actual bonuses earned under this plan are included in the Summary Compensation Table on page 30. Since Mr. Kobylinski resigned from the Company effective April 2016, he was not eligible for a 2016 bonus and therefore bonus payout ranges are not provided.

(2)	Reflects Performance Shares granted in fiscal 2016 under the Company’s 2009 Omnibus Plan. Refer to page 24 “Equity Compensation-Performance Based Restricted Stock” for further details on these awards.

(3)	Reflects restricted stock granted in fiscal 2016 under the Company’s 2009 Omnibus Plan.

(4)	Reflects the grant of stock options under the Company’s 2009 Omnibus Plan.

(5)
The fair value of restricted stock awards is based on the market price of the shares on the grant date or a simulation model (Monte Carlo), depending on the type of performance condition, while the fair value of the option awards is determined using a binomial pricing model. Refer to our Annual Report on Form 10-K for details regarding assumptions utilized to value share based awards.

(6)
Mr. Baker joined the Company in March 2016, therefore his annual bonus opportunity was pro-rated based on actual months employed (approximately $405,400 at target). Further, Mr. Baker was entitled to a minimum annual bonus amount of $212,500 in fiscal 2016. Mr. Baker also received a $1,150,000 restricted stock grant and $1,150,000 option grant upon joining the Company.

(7)	Awards represent restricted stock awards granted under the Investment/Matching Restricted Stock Grant Program described on page 25.

(8)
Represents retention awards authorized by the Committee in fiscal 2016. The Performance Shares granted will vest effective August 31, 2018 subject to achievement of certain segment-specific EBITDA targets.

(9)	Awards subsequently forfeited in connection with the NEO's resignation/departure from the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity incentive plan awards held by each NEO at August 31, 2016:

	Option Awards						Stock Awards			Performance Awards (2)
Name	Date of Grant	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Robert C. Arzbaecher	1/14/2008	170,000	—		$28.36	1/14/2018	—	—		—	—
	1/12/2010	66,650	—		19.20	1/12/2020	—	—		—	—
	1/14/2011	113,800	—		27.77	1/14/2021	—	—		—	—
	1/20/2015	3,875	—		22.98	1/20/2025	—	—		—	—
	8/22/2015	130,689	261,417	(7)	19.77	8/22/2025	—	—		—	—
	1/6/2015	—	—		—	—	105,000	$2,502,150	(9)	—	—
Randal W. Baker	3/21/2016	—	120,441	(5)	$24.42	3/21/2026	47,092	$1,122,202	(5)	—	—
	4/4/2016	—	—		—	—	2,031	48,399	(9)	—	—
	7/11/2016	—	—		—	—	5,397	128,611	(9)	—	—
Brian K. Kobylinski (3)	1/14/2008	32,000	—		$28.36	1/14/2018	—	—		—	—
	1/14/2011	22,800	—		27.77	1/14/2021	—	—		—	—
	1/9/2012	9,000	—		22.87	1/9/2022	—	—		—	—
	1/14/2013	7,487	—		28.70	1/14/2023	—	—		—	—
Andrew G. Lampereur	1/16/2007	42,500	—		$23.64	1/16/2017	—	—		—	—
	1/14/2008	50,000	—		28.36	1/14/2018	—	—		—	—
	1/9/2009	92,000	—		18.33	1/9/2019	—	—		—	—
	1/12/2010	44,400	—		19.20	1/12/2020	—	—		—	—
	1/14/2011	37,000	—		27.77	1/14/2021	—	—		—	—
	1/9/2012	12,900	12,900	(4)	22.87	1/9/2022	4,950	$117,959	(4)	—	—
	1/14/2013	10,399	10,399	(4)	28.70	1/14/2023	3,811	90,816	(4)	—	—
	10/22/2013	—	—		—	—	—	—		2,963	$70,608
	1/13/2014	—	15,238	(5)	35.71	1/13/2024	20,128	479,650	(5)	—	—
	10/29/2014	—	—		—	—	—	—		6,486	154,561
	1/20/2015	—	26,159	(5)	22.98	1/20/2025	10,281	244,996	(5)		—
	10/19/2015	—	—		—	—	—	—		9,321	222,119
	10/30/2015	—	—		—	—	15,450	368,174	(9)	—	—
	1/6/2016	—	—		—	—	28,174	671,386	(9)	—	—
	1/19/2016	—	28,513	(5)	21.41	1/19/2026	11,035	262,964	(5)	—	—
Stephen J. Rennie	8/6/2012	—	—		$—	—	1,348	$32,123	(4)	—	—
	1/8/2013	—	525	(8)	28.21	1/8/2023	—	—		—	—
	1/14/2013	6,417	6,417	(4)	28.70	1/14/2023	1,568	37,365	(4)	—	—
	4/8/2013	—	1,000	(8)	29.65	4/8/2023	—	—		—	—
	1/13/2014	—	10,446	(5)	35.71	1/13/2024	2,800	66,724	(5)	—	—
	4/4/2014	—	2,000	(8)	34.48	4/4/2024	—	—		—	—
	7/7/2014	—	2,500	(8)	34.09	7/7/2024	—	—		—	—
	10/20/2014	—	1,500	(8)	29.62	10/22/2024	—	—		—	—
	1/7/2015	—	1,000	(8)	25.29	1/7/2025	—	—		—	—
	1/20/2015	—	23,253	(5)	22.98	1/20/2025	6,092	145,172	(5)	—	—
	4/6/2015	—	1,500	(8)	24.46	4/6/2025	—	—		—	—
	10/16/2015	—	—		—	—	3,750	89,363	(9)	—	—
	1/6/2016	—	—		—	—	3,000	71,490	(9)	—	—
	1/19/2016	—	27,155	(5)	21.41	1/19/2026	7,006	166,953	(5)	—	—
	4/4/2016	—	—		—	—	2,700	64,341	(9)	—	—

	Option Awards						Restricted Stock Awards			Performance Awards (2)
	Date of Grant	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Roger A. Roundhouse	5/5/2014	4,912	2,419	(11)	$33.93	5/5/2024	973	$23,187	(11)	—	—
	10/29/2014	—	—		—	—	—	—		4,084	$97,322
	1/20/2015	—	16,471	(5)	22.98	1/20/2025	6,473	154,252	(5)	—	—
	4/6/2015	—	6,000	(8)	24.46	4/6/2025	—	—		—	—
	10/19/2015	—	—		—	—	—	—		6,353	151,392
	10/30/2015	—	—		—	—	4,600	109,618	(9)	—	—
	1/19/2016	—	19,430	(5)	21.41	1/19/2026	7,519	179,178	(5)	—	—
	3/17/2016	—	—		—	—	20,000	476,600	(10)	10,000	238,300
David (Mark) Sefcik (6)	11/5/2008	2,000	—		$18.46	11/5/2018	—	—		—	—
	1/9/2009	24,650	—		18.33	1/9/2019	—	—		—	—
	12/31/2009	4,000	—		18.53	12/31/2019	—	—		—	—
	1/12/2010	16,400	—		19.20	1/12/2020	—	—		—	—
	10/15/2010	11,500	—		22.97	10/15/2020	—	—		—	—
	1/14/2011	14,800	—		27.77	1/14/2021	—	—		—	—
	1/9/2012	18,800	—		22.87	1/9/2022	—	—		—	—
	1/14/2013	17,114	—		28.70	1/14/2023	—	—		—	—
	1/13/2014	8,359	—		35.71	1/13/2024	—	—		—	—
	10/29/2014	—	—		—	—	—	—		4,084	$97,322
	1/20/2015	8,236	—		22.98	1/20/2025	—	—		—	—
Eugene E. Skogg	7/21/2015	—	16,630	(5)	$22.95	7/21/2025	12,941	308,384	(7)	—	—
	7/21/2015	—	—		—	—	6,536	155,753	(5)	—	—
	10/19/2015	—	—		—	—	—	—		4,143	$98,728
	10/30/2015	—	—		—	—	6,257	149,104	(9)	—	—
	1/6/2016	—	—		—	—	15,000	357,450	(9)	—	—
	1/19/2016	—	12,672	(5)	21.41	1/19/2026	4,904	116,862	(5)	—	—
	4/4/2016	—	—		—	—	5,000	119,150	(9)	—	—

(1)
Market value of restricted stock awards and Performance Shares has been computed by multiplying the $23.83 closing price of the Company’s common stock on August 31, 2016 (the last trading day of fiscal 2016) by the number of shares awarded.

(2)
With the exception of the March 17, 2016 grant to Mr. Roundhouse, awards represent Performance Shares (at target) that include a three-year performance period and vest based on achievement of an absolute Free Cash Flow Conversion target and the Company’s TSR percentile relative to the S&P 600 SmallCap Industrial Index. Subsequent to August 31, 2016 and the completion of the three year performance period, the 2014 Performance Share grant (granted on October 22, 2013) vested at 63% of the target level. See “Equity Compensation-Performance Based Restricted Stock” on page 24 for additional details. The March 17, 2016 award to Mr. Roundhouse vests if certain segment-specific EBITDA targets are achieved by August 31, 2018

(3)
Mr. Kobylinski left the Company in April 2016. Upon leaving the Company, all of Mr. Kobylinski's unvested restricted stock, stock options, and performance shares were forfeited, but certain shares remain outstanding as of August 31, 2016.

(4)	Remaining stock options and restricted stock vest on the fifth anniversary of the grant date

(5)	Fifty percent of the share based award vests on the third anniversary and the balance on the fifth anniversary of the grant date.

(6)
Mr. Sefcik left the Company in August 2016. As a condition of termination, any restricted stock and stock option grants vesting within two years of termination were vested. Mr. Sefcik's fiscal 2015 performance award remains outstanding subject to the original performance conditions.

(7)	Remaining stock options and restricted stock vest in equal annual installments over the next two years.

(8)	Stock options become exercisable on the fifth anniversary of the grant date.

(9)	Restricted stock received in connection with the Investment/Matching Restricted Stock Program vests on the third anniversary of the grant date.

(10)	Restricted stock vests in equal installments over a three year period.

(11)	Remaining stock options and restricted stock vest in the next year.

Equity Awards Exercised and Vested in Fiscal 2016

The grant date fair value of equity compensation awards in each of the past three fiscal years is included in the Summary Compensation Table on page 30. However, this does not reflect the actual value realized on past awards, which may be more or less than the target values, depending on the appreciation in the price of the Company’s common stock. The following table summarizes the number of shares and the actual value realized by each NEO upon the exercise of options and vesting of restricted stock during fiscal 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert C. Arzbaecher	—	$—	65,069	$1,388,668
Brian K. Kobylinski	100,900	779,037	8,593	185,138
Andrew G. Lampereur	—	—	12,630	272,258
Stephen J. Rennie	—	—	1,568	34,104
Roger A. Roundhouse	—	—	972	24,552
David (Mark) Sefcik	—	—	17,310	403,988
Eugene E. Skogg	—	—	6,667	159,008

(1)
Value realized on exercise of stock options reflects the difference between the option exercise price and the market price at exercise multiplied by the number of shares, while the value realized on the vesting of restricted stock awards reflects the number of shares vested multiplied by the market price of the stock on the vest date.

Employee Deferred Compensation

NEO’s participate in the Company’s Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan (see page 27 for a description of the plans).

Name	NEO Contributions in Fiscal 2016 (1)	Actuant Contributions	Aggregate Investment Earnings in Fiscal 2016		Aggregate Withdrawals and Distributions	Aggregate Balance at August 31, 2016 (4)
			Interest (2)	Other (3)
Robert C. Arzbaecher
Deferred Compensation	$30,154	$—	$22,161	$(130,095)	$(2,618,715)	$392,870
Supplemental Executive Retirement	—	25,662	11,039	—	(441,026)	191,271
Randal W. Baker
Deferred Compensation	$17,000	$4,212	$166	$—	$—	$21,379
Supplemental Executive Retirement	—	16,215	—	—	—	16,215
Brian K. Kobylinski
Deferred Compensation	$109,442	$—	$54,528	$9,021	$—	$1,026,878
Supplemental Executive Retirement	—	—	14,777	—	—	214,860
Andrew G. Lampereur
Deferred Compensation	$73,085	$6,681	$377,144	$13,362	$—	$5,211,437
Supplemental Executive Retirement	—	29,234	18,307	—	—	291,320
Stephen J. Rennie
Deferred Compensation	$—	$3,066	$8,456	$4,822	$—	$183,012
Supplemental Executive Retirement	—	18,038	3,579	—	—	76,746
Roger A. Roundhouse
Deferred Compensation	$—	$4,044	$—	$1,235	$—	$9,818
Supplemental Executive Retirement	—	15,992	1,257	—	—	38,176
David (Mark) Sefcik
Deferred Compensation	$131,193	$12,664	$80,499	$18,735	$—	$1,360,986
Supplemental Executive Retirement	—	16,915	8,205	—	—	138,124
Eugene E. Skogg
Deferred Compensation	$111,154	$3,335	$1,980	$—	$—	$116,469
Supplemental Executive Retirement	—	16,913	250	—	—	21,326

(1)
NEO contributions include employee elective deferrals of base salary, annual bonus or restricted stock units (in accordance with the 2009 Omnibus Incentive Plan). NEO contributions in fiscal 2016 included the deferred receipt of restricted stock units by Mr. Sefcik ($88,979).

(2)
Interest was earned on deferred balances at various rates based on the year that eligible compensation was deferred, with a rate of 5.92% for calendar 2016 contributions. While the interest rates are above the SEC benchmark “market” rate (120% of the applicable federal long-term rate), the Company believes the rates are appropriate as they are reflective of the unsecured and unfunded nature of the Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan. The rates are intended to approximate the rates the Company would pay for similar unsecured loans on the open market. Only the difference between the interest credited to the participant’s account and the SEC benchmark “market” rate of 2.28% is included under the caption “Non-qualified Deferred Compensation Earnings” in the Summary Compensation Table on page 30.

(3)	Represents gain (loss) on Actuant stock and reinvested dividends included in each NEO’s deferred compensation account.

(4)	The aggregate balance of August 31, 2016 represents the balance in each NEO’s participant account.

Equity Compensation Plan Information

The following table summarizes information, as of August 31, 2016, relating to our equity compensation plans pursuant to which grants of options, restricted shares or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (2)
Equity compensation plans approved by security holders (1)	4,831,567	$23.96	2,268,413
Equity compensation plans not approved by security holders	—	—	—
	4,831,567	$23.96	2,268,413

(1)
The number of securities to be issued upon exercise of outstanding options, warrants and rights includes 3,129,482 stock options at a weighted average exercise price of $23.99, 348,580 stock appreciation rights at a weighted average exercise price of $23.67 (the number of actual shares issued will vary based on the stock price on the date of exercise), 1,272,261 restricted stock units, 17,038 restricted stock awards and 64,206 Performance Shares (at target). Amounts do not include shares under the 2017 Omnibus Incentive Plan for which shareholder approval is being sought at the Annual Meeting.

(2)
The number of securities remaining available for future issuance under equity compensation plans include 1,931,349 shares under the 2009 Omnibus Plan, 71,579 shares under the Actuant Corporation Deferred Compensation Plan and 265,485 shares under the Actuant Corporation 2010 Employee Stock Purchase Plan. If the 2017 Omnibus Incentive Plan is approved by shareholders at the Annual Meeting, no further awards will be made under the 2009 Omnibus Incentive Plan.

Change In Control Payments

Other than a retirement agreement with Mr. Skogg (which provides for accelerated vesting of unvested equity awards if he retires at or after age 63 and provides twelve month advance notice), the Company does not have employment contracts with any of its NEOs. Whether and to what extent the Company would provide severance benefits to any NEOs upon termination (other than due to a change in control) is discretionary.

Change in Control Arrangements

Change in control agreements are in place with each of the NEOs providing certain benefits upon termination of employment following both a change in control and a triggering event. Such agreements are intended to encourage executives to consider the best interests of shareholders by alleviating any concerns about their own personal financial well-being in the face of a potential change in control of the Company.

A triggering event is defined as:

•
a material reduction in the base salary or annual bonus opportunity, or material reduction in the total value of the fringe benefits received by the executive from the Company from prior levels received at the time of a change in control or during the six month period prior to the change in control;

•
a material reduction in authority and responsibility or a material decrease in the same for the supervisor to whom the executive reports, from the levels existing at the time of a change in control or the six month period prior to the change in control; or

•
a change in the location or headquarters where the executive is expected to work that is 40 or more miles from the previous location existing at the time of the change in control or during the six month period preceding the change in control.

A change in control is defined as:

•	the acquisition by a person or group of more than 50% of our common stock;

•
the acquisition by a person or group of assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross market value of all of the assets of the Company immediately before such acquisition; or

•	the acquisition by a person or group of 30% or more of the total voting power of the stock of the Company; or

•	a change in the majority of our Board without the endorsement of the existing Board members.

The terms of the change in control agreements do not vary by executive, and there are no excise tax gross-ups. The agreements state that if the Company terminates the executive’s employment within a period beginning six months prior to, and up to 24 months after a change of control, that executive is entitled to receive a lump sum payment equal to two times annual base salary and annual bonus. In addition, the executive would continue to receive welfare benefits and perquisites available to that NEO at the time of termination for two years.

The base salary and the annual bonus used to determine the payout would be the highest annual base salary in the two years prior to the change in control and the highest annual bonus earned in the three years prior to the change in control. The lump sum payment would be payable within 20 days after termination of employment. The multiples to be paid in the event of a change-in-control were not determined in relation to the overall compensation guidelines, but rather as part of an objective to attract and retain NEOs.

Certain of our equity compensation plans also contain change in control provisions. Our 2002 Stock Option Plan and 2009 Omnibus Plan allow the Committee to either provide for equivalent substitute options to be granted upon a change in control or the cash-out of options previously granted under such plan based on the fair market value of the stock at the time of such settlement, or, with respect to certain awards, the highest fair market value per share of stock during the 60-day period immediately preceding the change in control. Any stock option deferral program that remains in existence requires distribution of all deferred shares as soon as practicable after the date of a change in control.

Taking into account the terms of each NEO’s change in control agreement, the following table provides the estimated payments upon a change in control for the NEOs as if their employment had been terminated by the Company or by the NEO on August 31, 2016 after a triggering event:

Name	Base Salary	Annual Bonus (1)	Stock Options (2)	Stock Awards (3)	Benefits (4)	Total
Randal W. Baker	$1,700,000	$—	$—	$1,299,212	$69,342	$3,068,554
Andrew G. Lampereur	980,000	45,022	103,621	2,235,945	64,727	3,429,315
Stephen J. Rennie	800,000	243,042	85,480	673,531	74,344	1,876,397
Roger A. Roundhouse	810,000	51,874	61,021	942,835	88,590	1,954,320
Eugene E. Skogg	680,000	—	45,301	1,206,703	72,867	2,004,871

(1)	Actual payout will be based on the highest annual bonus paid during the previous three years, multiplied by two.

(2)
Represents the intrinsic value (difference between the closing trading price at August 31, 2016 and exercise price, multiplied by the number of shares subject to the option) of unvested stock options with an exercise price less than $23.83 (i.e. options that are “in the money”).

(3)	Represents market value of unvested restricted stock based on the August 31, 2016 closing price of the Company’s common stock ($23.83).

(4)	Represents estimated costs to provide the welfare benefits and perquisites provided to the NEOs as described on page 27.

Estimated payments owed to the NEOs upon a change in control, absent termination or a triggering event (as defined on page 38) would be the “Stock Options” and “Stock Awards” columns in the table above.

In connection with his resignation from the Company, the Company entered into a Separation and Release Agreement with Mr. Sefcik dated September 7, 2016 (the “Separation Agreement”). In accordance with the Separation Agreement, Mr. Sefcik received (i) $425,000 (which was equal to his annual base salary immediately prior to termination) in cash to be paid over a period of 12 months, (ii) continued coverage under the group medical plans of the Company at active employee rates through August 31, 2017; (iii) vesting of outstanding stock options scheduled to vest within two years of August 9, 2016; and (iv) vesting of outstanding restricted stock units scheduled to vest within two years of August 9, 2016. Mr. Sefcik will be entitled to receive Performance Shares, if any, earned under each outstanding Performance Share award held by him. The Separation Agreement includes a release, as well as non-compete, non-solicit, non-disparagement and confidentiality covenants.

Death or Disability Arrangements

Our NEOs are not generally entitled to any special benefits upon death or permanent disability. In the case of an NEO death, payment of base salary would cease. The executive’s estate would receive an earned, pro-rata 401(k) match and core contribution, non-qualified core contribution under the Deferred Compensation Plan benefit and annual bonus. All stock options and restricted stock would become 100% vested. The value of each NEO’s stock options and restricted stock, whose vesting would be accelerated upon death, is the same as disclosed in the preceding change in control table.

If the NEO becomes disabled during employment, base salary would continue at 100% for up to six months while the executive is disabled. If the executive remains disabled after six months and enrolled in the voluntary supplemental long term disability program, the insurance carrier would begin making disability payments to the executive, otherwise no further salary or disability payments would be due. Additionally, all NEOs currently participate in a company-paid supplemental disability insurance program. Benefits from that policy would be paid by the insurance carrier in addition to the voluntary group policy. The NEO would receive an earned, pro-rata 401(k) match and core contribution, non-qualified core contribution under the Deferred Compensation Plan benefit, and annual cash bonus payout after six months of disability. All stock options and restricted stock would become 100% vested.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Compensation

Directors who are not employees of the Company are paid an annual cash retainer of $60,000 (as of January 1, 2016) for serving on the Board and are also reimbursed for expenses incurred in connection with attendance at meetings. As of August 31, 2016 directors are paid the following additional cash fees for serving on committees:

Committee	Member Fee	Chairperson Fee
Audit	$15,000	$15,000
Compensation	10,000	10,000
Nominating & Governance	10,000	7,500

Additionally, the Chairman of the Board receives an annual cash fee of $135,000 for services (above and beyond the annual retainer). The directors are not paid “per meeting” fees associated with their services as Company directors. The Company and the Board believe management access to the Board, outside of regular meeting dates, should occur on an “as needed” basis, without concern for the fees associated with such access.

Equity compensation for the Board in fiscal 2016 was in the form of restricted stock (approximately 65% weighting) and stock options (approximately 35% weighting). Similar to our NEOs, we believe that it is important to align the interests of the Board of Directors to that of the Company’s shareholders. In fiscal 2016, each non-employee director was granted 3,036 shares of restricted stock and an option to purchase 4,224 shares of Company common stock at an exercise price of $21.41 per share (market value of the Company’s common stock on the date of grant). These stock options and restricted stock vest after eleven months and options have a ten year life.

In fiscal 2016, the non-employee directors received a combination of cash payments and equity-based compensation as shown in the table below and were also reimbursed for actual out-of-pocket expenses incurred in attending meetings. All compensation earned by Mr. Arzbaecher in fiscal 2016 as Chairman of the Board (from September 2015 to February 2016) is included in the Summary Compensation table on page 30.

Name	Annual Retainer ($)	Committee Fees ($)	Chairman/Lead Director Fee ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)	Outstanding Stock Options at Fiscal Year End (#)	Non-vested Restricted Stock at Fiscal Year End (#)
Gurminder S. Bedi	$60,000	$20,000	$—	$65,000	$35,000	$180,000	51,749	3,036
Danny L. Cunningham (2)	10,385	2,596	—	—	—	12,981	—	—
E. James Ferland	60,000	25,000	—	65,000	35,000	185,000	8,099	3,036
Thomas J. Fischer	60,000	30,000	—	65,000	35,000	190,000	67,749	3,036
R. Alan Hunter, Jr.	60,000	25,000	—	65,000	35,000	185,000	59,749	3,036
Robert A. Peterson (3)	60,000	17,500	52,500	65,000	35,000	230,000	67,749	3,036
Holly A. Van Deursen	60,000	30,000	—	65,000	35,000	190,000	51,749	3,036
Dennis K. Williams	60,000	25,000	—	65,000	35,000	185,000	67,749	3,036

(1)
Amounts represent the aggregate grant date fair value. The amounts do not correspond to the actual value that may be realized by our non-employee directors, as that is dependent on the long-term appreciation in the Company’s common stock. Refer to our Annual report on Form 10-K for details regarding assumptions utilized to value share based awards.

(2)	Mr. Cunningham was appointed as a Director effective May 2016.

(3)
Mr. Peterson was appointed Chairman of the Board effective March 2016. Fees include $18,750 for service as Lead Director from September 2015 to February 2016 and $33,750 for service as Chairman of the Board thereafter.

Similar to the NEOs, directors have stock ownership guidelines to drive long-term performance alignment with shareholders. Under the guidelines, each non-employee director is expected to own Actuant common stock with a total value equal to five times their annual retainer (or an aggregate $300,000). During fiscal 2016, all directors (except Mr. Ferland who joined the Board in 2014 and Mr. Cunningham who joined the Board in 2016) exceeded the requirement.

Under the Outside Directors’ Deferred Compensation Plan, each non-employee director can defer all or a portion of their annual retainer and committee fees for future payment on a specified date or when they leave the Board. The number of shares, equal to the amount of compensation deferred, is contributed to a rabbi trust. The plan consists solely of phantom stock units, which are settled in Actuant common stock, generally following the director’s termination of service. As of August 2016, Messrs. Cunningham and Ferland were participating in the Outside Directors’ Deferred Compensation Plan.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, executive officers and persons who beneficially own 10% or more of the common stock are required to report their initial ownership of common stock and subsequent changes in that ownership to the SEC and the NYSE. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal 2016. The Company believes that all filing requirements were satisfied with respect to fiscal 2016.

Independent Public Accountants

PricewaterhouseCoopers LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended August 31, 2016 and the effectiveness of our internal control over financial reporting as of August 31, 2016. The Audit Committee has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the current fiscal year, and the committee is presenting this selection to shareholders for ratification. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting to respond to shareholders’ questions. Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for such fiscal years were as follows:

	Fiscal Year Ended August 31, 2016	Fiscal Year Ended August 31, 2015
Audit Fees	$1,999,700	$2,098,800
Audit-Related Fees	27,300	—
Tax Compliance Fees	382,300	385,100
Tax Consulting Fees	1,977,200	1,109,200
All Other Fees	—	—
	$4,386,500	$3,593,100

Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements and related audit of the Company’s internal control over financial reporting, the review of quarterly financial statements and the preparation of statutory and regulatory filings. Audit-Related Fees were for professional services rendered in connection with accounting consultations. Tax Compliance Fees include professional services related to annual tax compliance including foreign tax return preparation and transfer pricing studies, while Tax Consulting Fees include professional services related to tax planning and tax advisory services. In addition to the fees above, the Company also reimbursed PricewaterhouseCoopers LLP for out of pocket expenses, which were less than $100,000 in fiscal 2016 and 2015.

The Audit Committee has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP to PricewaterhouseCoopers LLP’s continued independence and has concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the performance of such services.

The Audit Committee has adopted policies and procedures for the pre-approval of any services performed by the independent auditor to ensure that such services do not impair the auditor’s independence. All annual recurring audit fees require specific approval by the Audit Committee prior to the work commencing. All services which involve more than $50,000 in fees require specific approval by the Audit Committee prior to the work commencing. The Audit Committee has given general pre-approval for all legally allowable services provided by the independent auditor that involve less than $50,000, on the condition that such engagement must be specifically pre-approved by management and management must provide quarterly reports of such activity to the Audit Committee.

Shareholder Proposals

Shareholder proposals must be received by the Company no later than August 7, 2017 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be received by the Company no later than the close of business on September 19, 2017 nor earlier than the close of business on August 20, 2017, to be considered for a vote at next year’s annual meeting. The notice must contain the information required by the Company’s bylaws.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K for the fiscal year ended August 31, 2016 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Executive Vice President and Chief Financial Officer, we will provide a separate copy of the annual report and/or proxy statement.

Additional Matters

Other than the proposals and matters described herein, management is not aware of any other matters which will be presented for action at the Meeting. If other matters do come before the Meeting, including any matter as to which the Company did not receive notice by October 21, 2016 and any shareholder proposal omitted from this Proxy Statement pursuant to the applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

By Order of the Board of Directors,

ROBERT A. PETERSON
Chairman of the Board

Menomonee Falls, Wisconsin
December 5, 2016

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, date, sign and return their proxies as soon as possible.

A copy (without exhibits) of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016, as filed with the Securities and Exchange Commission, has been provided with this Proxy Statement. Additional copies of the Form 10-K are available, free of charge, upon written or telephonic request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, or by telephone at (262) 293-1500.

EXHIBIT A: ACTUANT CORPORATION 2017 OMNIBUS INCENTIVE PLAN

1. Purpose. The purpose of the Actuant Corporation 2017 Omnibus Incentive Plan (the “Plan”) is to provide (i) key employees (including officers) of Actuant Corporation (the “Company”) and its subsidiaries and Affiliates, and (ii) members of the Board of Directors of the Company (the “Board”) with the opportunity to acquire or be granted shares of the common stock of the Company or receive other stock-based compensation based on the long-term economic performance of the Company.

The Company believes that the Plan will:

(1) In the case of officers and certain management employees (including certain inside directors of the Board), encourage stock ownership by such employees, which will provide an incentive for such employees to expand and improve the profits and prosperity of the Company, and which will assist the Company in attracting and retaining such employees; and

(2) In the case of outside directors of the Board, make service on the Board more attractive to present and prospective highly qualified and capable outside directors and provide additional retention and incentive for such directors to direct the Company effectively by offering them a greater interest in the continued success of the Company.

2. Definitions. Capitalized terms used in this Plan and not defined herein shall have the meanings set forth below.

(a) “Affiliate” means an entity that, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company; provided, however, that with respect to an Incentive Stock Option, an Affiliate means a “parent corporation” (as defined in Section 424(e) of the Code) or a “subsidiary corporation” (as defined in Section 424(f) of the Code) with respect to the Company, whether now or hereafter existing. For purposes of this definition, the terms “control”, “controlled by” and “under common control with” mean the possession, directly or indirectly, of the power to vote or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

(b) “Applicable Laws” means the requirements relating to, connected with, or otherwise implicated by the administration of long-term incentive plans under applicable state corporation laws, United States federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the shares of Common Stock are listed or quoted (including the New York Stock Exchange Listed Company Manual, as applicable), and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or other equity-based awards.

(d) “Award Agreement” means a documented agreement (documented in either paper form or electronic form, at the discretion of the Committee) setting forth the terms and provisions applicable to an Award granted under the Plan (which may, but need not be executed, at the discretion of the Committee). Each Award Agreement shall be subject to the terms and conditions of the Plan.

(e) “Change in Control” means:

(1) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50.01% or more of the combined voting power of the Company’s securities; provided, however, that the event described in this clause (1) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:

(A) by the Company or any of its subsidiaries,

(B) by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, or

(C) by any underwriter temporarily holding securities pursuant to an offering of such securities.

(2) at any time during a period of twelve consecutive months, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the beginning of the period, whose election or nomination for election was approved by a vote (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) of at least a majority of the Incumbent Directors who remain on the Board, including those directors whose election or nomination for election was previously so approved, shall also be deemed to be an Incumbent Director;

(3) the consummation of a merger, consolidation, or other similar form of corporate reorganization of the Company, other than a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or reorganization continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or parent thereof outstanding immediately after such merger or consolidation; or

(4) a sale of all or substantially all of the Company’s assets is consummated (it being understood that “substantially all” for purposes of this subsection (4) means assets of the Company having a total gross fair market value equal to more than 40% of the total gross fair market value of all assets of the Company immediately prior to such transaction or transactions).

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the committee of Directors appointed by the Board to administer this Plan. In the absence of a specific appointment, “Committee” shall mean the Compensation Committee of the Board.

(h) “Common Stock” means the Company’s common stock, $0.20 par value per share (as such par value may be adjusted from time to time) or any securities issued in respect thereof by the Company or any successor to the Company as a result of an event described in Section 13.

(i) “Director” means a member of the Board.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Executive Officer” means an individual who is an “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act) or a “covered employee” under Section 162(m) of the Code.

(l) “Fair Market Value” means, with respect to a share of Common Stock as of any date (except in the case of a cashless exercise pursuant to Section 7(b)(3)), (i) if the Common Stock is admitted to trading on a national securities exchange, the closing price of a share of Common Stock on such date (or, if the Common Stock was not traded on such day, then the previous day on which the Common Stock was traded), (ii) if the Common Stock is not admitted to trading on a national securities exchange, the closing price for a share of Common Stock as quoted by the National Quotation Bureau’s “Pink Sheets” or the National Association of Securities Dealers’ OTC Bulletin Board System (or, if the Common Stock was not quoted on such day, then the previous day on which the Common Stock was quoted) or (iii) otherwise, the fair market value as determined in good faith by the Committee on such basis as it deems appropriate. In the case of an Incentive Stock Option, if such determination of Fair Market Value is not consistent with the then current regulations of the Secretary of the Treasury, Fair Market Value shall be determined in accordance with said regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 13 hereof.

(m) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(n) “Non-Qualified Option” means an Option not intended to qualify as an Incentive Stock Option.

(o) “Option” means an option to purchase shares of Common Stock that is granted pursuant to Section 7 of the Plan. An Option may be an Incentive Stock Option or a Non-Qualified Option.

(p) “Performance-Based Award” means an Award granted under Section 11 of the Plan.

(q) “Performance Objective” means a performance objective or goal that must be achieved before an Award, or a feature of an Award, becomes nonforfeitable, as described in Section 11 of the Plan.

(r) “Preexisting Plans” means the Actuant Corporation 2001 Outside Directors’ Stock Plan, the Actuant Corporation 2002 Stock Plan, as amended, and the Actuant Corporation 2009 Omnibus Incentive Plan, as amended.

(s) “Repricing” means (i) reducing the exercise price or base amount of an Option or Stock Appreciation Right after it is granted, (ii) taking any action that is treated as a “repricing” under generally accepted accounting principles, (iii) canceling an Option or a Stock Appreciation Right at a time when its exercise price or base amount exceeds the Fair Market Value of a Share

(each, an “Underwater Award”), in exchange for another Option, Stock Appreciation Right, Restricted Stock or other Award, or (iv) repurchasing an Option or Stock Appreciation Right that is an Underwater Award.

(t) “Restricted Stock” means an Award Common Stock that is subject to restrictions and a substantial risk of forfeiture, as described in Section 9 of the Plan.

(u) “Restricted Stock Unit” means an Award that is subject to a substantial risk of forfeiture and entitles the recipient to receive shares of Common Stock at the end of a specified restricted period, as described in Section 10 of the Plan.

(v) “Stock Appreciation Right” or “SAR” means an Award that entitles the recipient to receive, upon exercise, the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) a base amount specified by the Committee, as described in Section 8 of the Plan.

3. Administration.

(a) Committee. The Plan shall be administered and interpreted by the Committee. The Committee may consist of two or more members of the Board who are “outside directors” as defined under Section 162(m) of the Code and “non-employee directors” as defined under Rule 16b-3 under the Exchange Act, or such other members of the Board.

(b) Authority of Committee. The Committee has the sole authority (acting alone or, to the extent the Committee deems appropriate for purposes of Exchange Act Rule 16b-3, in conjunction with the full Board), subject to the provisions of the Plan, to (i) select the employees and Directors to receive Awards under the Plan, (ii) determine the type, size and terms of the Awards to be made to each individual selected, (iii) determine the time when the Awards will be granted and the duration of any applicable exercise and vesting period, including the criteria for exercisability and vesting and the acceleration of exercisability and vesting with respect to each individual selected, and (iv) deal with any other matter arising under the Plan. The Committee may, in its discretion, delegate day-to-day administrative tasks to other individuals to the extent such delegation complies with Applicable Law. The Committee is authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determination that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. All powers of the Committee shall be executed in its sole discretion and need not be uniform as to similarly situated individuals.

(c) Authority of Board. Any authority granted to the Committee may also be exercised by the Board or another committee of the Board, except to the extent that the grant or exercise of such authority would cause any Award intended to qualify for favorable treatment under Section 162(m) of the Code to cease to qualify for the favorable treatment under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. Without limiting the generality of the foregoing, to the extent the Board has delegated any authority under this Plan to another committee of the Board, such authority shall not be exercised by the Committee unless expressly permitted by the Board in connection with such delegation.

(d) Indemnification. No member of the Board, no member of the Committee and no employee of the Company, including an Executive Officer who has been appropriately delegated authority with respect to the Plan, shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member of the Committee or employee of the Company. The Company shall indemnify members of the Committee and any employee of the Company against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties under the Plan, except in circumstances involving his or her bad faith, gross negligence or willful misconduct.

(e) Compliance with Applicable Law. The Committee shall administer, construe, interpret, and exercise discretion under the Plan and each Award Agreement in a manner that is consistent and in compliance with a reasonable, good faith interpretation of all Applicable Laws, and that avoids (to the extent practicable) the classification of any Award as “deferred compensation” for purposes of Section 409A or 457A of the Code, as determined by the Committee, or if an Award is subject to Section 409A or 457A, administers the Plan and such Award in a manner that complies with the requirements of Section 409A or 457A. Notwithstanding the foregoing, the failure to satisfy the requirements of Section 409A, Section 457A, or Section 162(m) of the Code with respect to the grant of an Award under the Plan shall not affect the validity of the action of the Committee otherwise duly authorized and acting in the matter.

(f) Delegation of Authority by Committee. To the extent permitted by Applicable Law, the Committee may delegate to one or more committees of Directors, or to one or more Executive Officers the powers: (i) to designate Eligible Individuals (as defined in Section 4 below) who are not Executive Officers or Directors as eligible to receive awards under the Plan; and (ii) to determine the amount and type of Awards that may be granted to Eligible Individuals who are not Executive Officers or Directors. Any such delegation by the Committee shall include a limitation as to the amount and type of Awards that may be granted during the period of the delegation and shall contain guidelines as to permissible grant dates for awards, the determination of the exercise price of any Option or SAR and the vesting criteria. The Committee may also authorize further delegation by such committees to Executive Officers of the Company, in each case to the extent permitted by Wisconsin law; provided that, determinations regarding the timing, pricing, amount and terms of any Award to a “reporting person” for purposes of Section 16 of the Exchange Act shall be made only by the Committee; and provided further that, no such delegation may be made that would cause Awards or other transactions under this Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award intended to qualify for favorable treatment under Section 162(m) of the Code not to qualify for, or to cease to qualify for, the favorable treatment under Section 162(m) of the Code. Any such delegation may be revoked by the Committee at any time. The Committee may revoke, limit or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee delegatee or delegatees that were consistent with the terms of the Plan.

4. Eligible Individuals; Participants. All employees and officers of the Company and its subsidiaries or Affiliates and Directors (including members of the Board who are not employees) are eligible to participate in the Plan (collectively, “Eligible Individuals”). Consistent with the purposes of the Plan, the Committee shall have the exclusive power to select the Eligible Individuals who may participate in the Plan (any individuals who are so selected and who hold Awards hereunder, “Participants”). Eligible Individuals may be selected individually or by groups or categories, as determined by the Committee in its discretion, and designation as a person to receive Awards in any year shall not require the Committee to designate such a person as eligible to receive Awards in any other year.

5. Awards. In the Committee’s discretion, Awards may be granted alone, in addition to, or in tandem with any other Award or any award granted under another plan of the Company or an Affiliate. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times. Each Award shall be evidenced by an Award Agreement, which need not be identical between Participants or among Awards, in such form as the Committee may from time to time approve; provided, however, that in the event of any conflict between the provisions of the Plan and any Agreement, the provisions of the Plan shall prevail. Unless expressly stated otherwise in an Award Agreement, an Award under this Plan shall not impact any award granted under a Preexisting Plan and/or any similar equity or equity-based plan previously adopted or maintained by the Company or an Affiliate.

6. Common Stock Available under the Plan.

(a) Share Reserve. Subject to any adjustments made in accordance with Section 13 hereof, the aggregate number of shares of Common Stock that may be subject to Awards shall be (i) 4,325,000 shares of Common Stock, plus (ii) the number of shares of Common Stock subject to awards under Preexisting Plans that become available in accordance with Section 6(c) below after the date on which shareholders of the Company approve the adoption of the Plan. Shares of Common Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares of Common Stock acquired by the Company. Upon a grant of Restricted Stock, Restricted Stock Units or other similar Awards (whether performance-based or time-vested) or unrestricted grants of shares of Common Stock, the number of shares available for issuance under the Plan shall be reduced by 2.15 times the number of shares of Common Stock subject to such Awards, and any shares underlying such Awards (or similar awards under a Preexisting Plan) that become available for future grant under the Plan pursuant to Section 6(c) below shall be added back to Plan by 2.15 times the number of shares of Common Stock subject to such award.

(b) Shares Counted Against Limitation. If an Award is exercised, in whole or in part, by tender of shares of Common Stock under Sections 7(b)(2) or (3), if the Company’s tax withholding obligation is satisfied by withholding shares of Common Stock under Section 18, if a Stock Appreciation Right is exercised, or if shares are repurchased by the Company with Option proceeds, the number of shares of Common Stock deemed to have been issued under the Plan (for purposes of the limitation set forth in this Section 6) shall be the number of shares of Common Stock that were subject to the Award or portion thereof so exercised and not the net number of shares of Common Stock actually issued upon such exercise.

Additionally, in the event that a corporation acquired by (or combined with) the Company or any subsidiary has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan; provided that awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or any subsidiary prior to such acquisition or combination. Notwithstanding the foregoing, such shares shall not increase the number of shares available for Awards of Incentive Stock Options unless such additional share limit is approved by the shareholders in accordance with Section 422 of the Code.

(c) Lapsed Awards. If an Award under the Plan or an award under a Preexisting Plan: (i) expires, (ii) is terminated, surrendered, or canceled without having been exercised in full, (iii) settled in cash, or (iv) is otherwise forfeited in whole or in part, then the unissued shares of Common Stock that were subject to such Award and/or such surrendered, canceled, or forfeited shares of Common Stock (as the case may be) shall become available for future grant or sale under the Plan (unless the Plan has terminated), subject however, in the case of Incentive Stock Options, to any limitations under the Code.

(d) Individual Limit. The maximum number of shares of Common Stock with respect to which Options and Stock Appreciation Rights may be granted in any calendar year to any individual shall be 1,000,000 shares of Common Stock, and the maximum number of shares of Common Stock with respect to which Restricted Stock, Restricted Stock Units or other similar Awards (whether performance-based or time-vested) or unrestricted grants of shares of Common Stock may be granted in any calendar year to any individual shall be 500,000 shares of Common Stock. The foregoing limit shall be construed and applied consistently with Section 162(m) of the Code. For any participant who is an outside director of the company, the aggregate grant date fair value of Awards granted to such individual during any calendar year, along with any regular cash retainer or meeting fees paid to such participant during such calendar year shall not exceed $700,000; provided, however, that if an individual employee becomes an outside director (or vice-versa) during a calendar year, the limit in this sentence shall not apply to Awards granted to the individual in the individual’s capacity as an employee. If an Award is to be settled in cash or any medium other than shares of Common Stock, the number of shares on which the Award is based shall count toward the individual share limit set forth in this Section 6(d). Further, any Awards granted to a Participant that are canceled shall continue to count toward the individual share limit applicable to that Participant as set forth in this Section 6(d).

7. Options. Each Option shall be designated in an Award Agreement as either an Incentive Stock Option or a Non-Qualified Option. Each Option shall be subject to the terms, conditions and restrictions consistent with the Plan as the Committee may impose, subject to the following limitations:

(a) Exercise Price. The exercise price per share (the “Exercise Price”) of Common Stock subject to an Option shall be determined by the Committee and may not be less than the Fair Market Value of a share of Common Stock on the date the Option is granted.

(b) Payment of Exercise Price. The Committee shall determine the acceptable form of consideration for exercising an Option and the acceptable method(s) of payment. In the case of an Incentive Stock Option, the Committee shall determine the acceptable form of consideration at the time of grant. To the extent approved by the Committee, the Exercise Price of an Option may be paid in any one, or any combination, of the forms of consideration set forth in subsections (1), (2), (3), and (4) below.

(1) Cash Equivalent. The Exercise Price may be paid by cash, check or other cash equivalent approved by the Committee.

(2) Tender or Attestation of Shares. The Exercise Price may be paid by the tendering of other shares of Common Stock to the Company or the attestation to the ownership of the shares of Common Stock that otherwise would be tendered to the Company in exchange for the Company’s reducing the number of shares of Common Stock issuable upon the exercise of the Option. Shares of Common Stock tendered or attested to in exchange for shares issued under the Plan may not be shares of Restricted Stock at the time they are tendered or attested to. The Committee shall determine acceptable methods for tendering or attesting to shares of Common Stock to exercise an Option under the Plan and may impose such limitations and prohibitions on the use of shares to exercise Options as it deems appropriate. For purposes of determining the amount of the Exercise Price satisfied by tendering or attesting to shares of Common Stock, such shares shall be valued at their Fair Market Value on the date of tender or attestation, as applicable.

(3) Broker-Assisted Cashless Exercise. The Exercise Price may be paid in accordance with a cashless exercise program (established with a securities brokerage firm that uses a valuation methodology consistent with the definition of fair market value under applicable provisions of the Code or regulations promulgated thereunder) as approved by the Committee.

(4) Other Methods. The Exercise Price may be paid using such other methods of payment as the Committee, at its discretion, deems appropriate from time to time.

(c) Exercise Period. Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Option shall be exercisable later than ten years after the date it is granted (or such other limit as may be required by the Code) and further provided that if an Option other than an Incentive Stock Option has an expiration date during or within three days of a Black-Out Period (defined as any period of time when, pursuant to any policies of the Company, then the expiration date of such Option shall be extended for a period of 30 days following the end of the Black-Out Period or such longer period as permitted by the Committee). Notwithstanding the foregoing, no extension of the exercise period may occur if it would cause the Option to become subject to and in violation of the requirements of Section 409A(a) of the Code. All Options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall determine, as set forth in the applicable Award Agreement.

(d) Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to Participants who, at the time of the grant, are employees of the Company or an Affiliate, and only at an Exercise Price that is not less than the Fair Market Value of a share of Common Stock on the date of the grant. The aggregate Fair Market Value of Common Stock (determined as of the date of the grant) with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all option plans of the Company or an Affiliate) shall not exceed $100,000. For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they are granted. Incentive Stock Options may not be granted to a Participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all outstanding classes of stock of the Company or any subsidiary of the Company, unless the Exercise Price is fixed at not less than 110% of the Fair Market Value of the Common Stock on the date of grant and the exercise of such Incentive Stock Option is prohibited by its terms after the expiration of five years from its date of grant. Neither the Company nor the Committee shall have liability to a Participant or any other party if an Option (or any part thereof) which is intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. In addition, the Committee may make an adjustment or substitution described in Section 13 of the Plan that causes the Option to cease to qualify as an Incentive Stock Option without the consent of the affected Participant or any other party.

(e) Exercise of Option. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as set forth in the Award Agreement. An Option shall be deemed exercised when the Company (or its designee) receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option and (ii) full payment for the shares of Common Stock underlying such Option (in a form permitted under Section 7(b) of the Plan) with respect to which the Option is exercised.

(f) Limit on Shares Available for Awards of Incentive Stock Options. The aggregate number of shares available for Awards of Incentive Stock Options shall be the aggregate number of shares set forth in Section 6 (except where Section 6 explicitly indicates that shares are not available for Awards of Incentive Stock Options).

(g) Right to Dividends. Participants shall not be entitled to receive any dividends or other distributions paid with respect to an Option.

8. Stock Appreciation Rights. Each Stock Appreciation Right shall be subject to the terms, conditions and restrictions consistent with the Plan as the Committee may impose, subject to the limitations set forth below. Except as otherwise provided for by the Committee, all Awards of Stock Appreciation Rights shall be settled in shares of Common Stock issuable upon exercise. .

(a) Base Price. The base price per share of Common Stock subject to a Stock Appreciation Right shall be determined by the Committee, but may not be less than the Fair Market Value of a share of Common Stock on the date the SAR is granted.

(b) Exercise Period. SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and documented in the applicable Award Agreement; provided, however, that no SAR shall be exercisable on a date that is later than ten years after the date it is granted. SARs shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall determine, as set forth in the applicable Award Agreement.

(c) Manner of Exercise. Any Stock Appreciation Right granted hereunder shall be exercisable according to the terms of the Plan, and at such times and under such conditions as set forth in the applicable Award Agreement. A Stock Appreciation Right shall be deemed exercised when the Committee receives written or electronic notice of exercise (in the form and manner set forth in the applicable the Award Agreement) from the person entitled to exercise the Stock Appreciation Right.

(d) Right to Dividends. Participants shall not be entitled to receive any dividends or other distributions paid with respect to a Stock Appreciation Right.

9. Restricted Stock Awards.

(a) Terms of Restricted Stock Awards. Restricted Stock Awards shall consist of shares of Common Stock issued or transferred to Participants that are subject to such restrictions on transferability, risks of forfeiture and other restrictions that the Committee may impose. Restricted Stock Awards may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares and the right of the Company to reacquire such shares for no consideration upon termination of the Participant’s employment within specified periods or prior to becoming vested. The Committee may require the Participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Stock covered by a Restricted Stock Award. The Committee may also require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. Except to the extent otherwise provided in any Award Agreement relating to the Restricted Stock, a Participant granted shares of Restricted Stock shall have the right to vote the shares of Restricted Stock, but, except as provided in subsection (b) below, shall not have the right to receive dividends upon such shares of Restricted Stock. As consideration for the Award, a Participant may be required to pay par value or an amount equal to the Fair Market Value of the shares of Common Stock subject to the Restricted Stock Award, as determined by the Committee.

(b) Right to Dividends. During the applicable vesting period or other period of restriction, Participants shall not be entitled to receive any dividends or other distributions paid with respect to shares of Restricted Stock, unless otherwise provided in the Award Agreement. In the case of an Award Agreement that provides a Participant a right to receive dividend and/or dividend equivalents during a vesting or other period of restriction, notwithstanding the provisions of Section 11 below, payment of such dividend and/or dividend equivalents shall not constitute Performance-Based Compensation for purposes of Section 162(m) of the Code.

(1) If so provided in any Award Agreement by the Committee, if any dividends or distributions are paid in shares of Common Stock, the shares of Common Stock shall be subject to the same restrictions (and shall therefore be forfeitable to the same extent) as the shares of Restricted Stock with respect to which they were paid.

(2) If so provided in any Award Agreement by the Committee, if any dividends or distributions are paid in cash, the Award Agreement may specify that the cash payments shall be subject to the same restrictions as the related Restricted Stock, in which case they shall be accumulated during the vesting period or other period of restriction and paid or forfeited when the related shares of Restricted Stock vest or are forfeited. Alternatively, the Award Agreement may specify that the dividend equivalents or other payments shall be unrestricted, in which case they shall be paid as soon as practicable after the dividend or distribution date, but in no event later than 2- ½ months after the calendar year in which the dividend or distribution becomes nonforfeitable.

(c) Limitations on Vesting. Restricted Stock Awards in excess of 5% of the number of shares available for Awards pursuant to Section 6 that are conditioned on an employee’s continued employment with the Company or an Affiliate shall not become vested earlier than one year from the date of grant (provided, however, that such Awards may provide for accelerated payment in limited cases of an intervening event related to death, disability, retirement or Change in Control).

10. Restricted Stock Units.

(a) Terms of Restricted Stock Units. Restricted Stock Units may be awarded to Participants under such terms and conditions as shall be established by the Committee. Restricted Stock Units shall provide a Participant with the right to receive Common Stock shares of Common Stock at a date on or after vesting in accordance with the terms of such grant and/or upon the attainment of performance criteria specified by the Committee. Restricted Stock Units shall be subject to such restrictions as the Committee determines. Unless otherwise provided in an Award Agreement, the number of shares of Common Stock specified in the Award Agreement, shall be delivered to the Participant as soon as practicable after the date that such Restricted Stock Units cease to be subject to a substantial risk of forfeiture, and in any event no later than 2- ½ months after the end of the calendar year in which the substantial risk of forfeiture ceases to exist.

(b) Dividend Equivalents. Holders of Restricted Stock Units will not be granted the right to receive payments equivalent to dividends or other distributions with respect to shares of Common Stock underlying Awards of Restricted Stock Units, unless otherwise provided in the Award Agreement. The Award Agreement may specify that the dividend equivalents or other distributions shall be subject to the same restrictions as the related Restricted Stock Units, in which case they shall be accumulated during the applicable vesting period or other period of restriction and paid or forfeited when the related Restricted Stock Units are paid or forfeited. Alternatively, the Award Agreement may specify that the dividend equivalents or other distributions shall be unrestricted, in which case they shall be paid on the dividend or distribution payment date for the underlying shares of Common Stock, or as soon as practicable thereafter but, in no event later than 2-½ months after the calendar year in which the record date for the dividend or distribution occurs.

(c) Limitations on Vesting. Awards of Restricted Stock Units in excess of 5% of the number of shares available for Awards pursuant to Section 6 that are conditioned on an employee’s continued employment with the Company or an Affiliate shall not become vested earlier than one year from the date of grant (provided, however, that such Awards may provide for accelerated payment in limited cases of an intervening event related to death, disability, retirement or Change in Control).

11. Performance-Based Awards. Certain Awards granted under the Plan may be granted in a manner such that they qualify for the performance based compensation exemption from Section 162(m) of the Code (“Performance-Based Awards”). The Committee

may, in its discretion, also grant Awards based on performance objectives other than those set forth in subsection (b) below, which Awards shall not constitute Performance-Based Awards.

(a) Committee. Notwithstanding any other provision of the Plan to the contrary, the Committee for purposes of granting Performance-Based Awards shall consist of two or more members of the Board who are “outside directors” as defined under Section 162(m) of the Code.

(b) Performance-Based Criteria. Any Performance Objective shall relate to the Participant’s performance for the Company (or an Affiliate) or the Company’s (or Affiliate’s) business activities or organizational goals, and shall be sufficiently specific that a third party having knowledge of the relevant facts could determine whether the Performance Objective is achieved.

Performance Objectives may be absolute in their terms or measured against or in relationship to other companies or other external or internal measures. If so specified in the Award Agreement, Performance Objectives may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes, and other special charges such as restructuring expenses, acquisitions and divestitures and related expenses (including without limitation expenses related to goodwill and other intangible assets), stock offerings, stock repurchases, strategic loan loss provisions and other unusual, non-recurring items of gain or loss that are separately identified and quantified in the Company’s audited financial statements. However, notwithstanding the preceding sentence, unless the Committee determines otherwise prior to the end of the applicable time for establishing Performance Objectives for an Award, to the extent any such item affects any Performance Criteria applicable to an Award, shall be automatically excluded or included in determining the extent to which the Performance Objective has been achieved, whichever will produce the higher Award (subject to any exercise of “negative discretion” by the Committee).

Performance Objectives with respect to any Award may include any one or more of the following objectives or combination thereof (or an equivalent metric), as established by the Committee in its sole discretion: (i) achieving a target level of Company net sales; (ii) achieving a target level of earnings (including gross earnings; earnings before certain deductions, such as interest, taxes, depreciation, or amortization; or earnings per share); (iii) achieving a target level of income (including net income or income before consideration of certain factors, such as overhead) or a target level of gross profits for the Company, an Affiliate, or a business unit; (iv) achieving a target return on the Company’s (or an Affiliate’s) sales, revenues, capital, assets, or shareholders’ equity; (v) maintaining or achieving a target level of appreciation in the price of the shares of Common Stock; (vi) achieving a target market share for the Company (or an Affiliate); (vii) achieving or maintaining a share price that meets or exceeds the performance of specified stock market indices or other benchmarks over a specified period; (viii) achieving a level of share price, earnings, or income performance that meets or exceeds performance in comparable areas of peer companies over a specified period; (ix) achieving specified reductions in costs or targeted levels in costs; (x) achieving specified improvements in collection of outstanding accounts or specified reductions in non-performing debts; (xi) achieving a level of cash flow or working capital; (xii) introducing one or more products into one or more new markets; (xiii) acquiring a prescribed number of new customers in a line of business; (xiv) achieving a prescribed level of productivity within a business unit; (xv) completing specified projects within or below the applicable budget; (xvi) completing acquisitions of other businesses or integrating acquired businesses; and (xvii) expanding into other markets. Any criteria used may be measured, as applicable, (A) in absolute terms, (B) in relative terms (including without limitation by the passage of time and/or against another company or companies), (C) on a per-share basis, (D) against the performance of the Company as a whole or a segment of the Company, (E) on a pre-tax or after-tax basis, and/or (F) on a GAAP or non-GAAP basis.

(c) With respect to Performance-Based Awards that are not Options or Stock Appreciation Rights based solely on the appreciation in the Fair Market Value of Common Stock after the grant of the Award, (i) the Committee shall establish in writing (x) the Performance Objectives applicable to a given period and (y) the individual employees or class of employees to which such Performance Objectives apply, no later than 90 days after the commencement of such fiscal period (but in no event after 25% of such period has elapsed), (ii) no Performance-Based Awards (including any dividends on shares subject to Performance-Based Awards) shall be payable to or vest with respect to, as the case may be, any Participant for a given fiscal period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied, and (iii) the Committee may reduce or eliminate the number of shares of Common Stock granted or the number of shares of Common Stock vested upon the attainment of such performance goal. After establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal.

(d) The list of possible Performance Objectives set forth in Section 11(b) above, and the other material terms of Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, shall be subject to approval and reapproval by the Company’s shareholders in the time periods prescribed by Section 162(m) of the Code.

(e) Performance-Based Awards in excess of 5% of the number of shares available for Awards pursuant to Section 6 that are conditioned on an employee’s continued employment with the Company or an Affiliate shall not become vested earlier than one year from the date of grant (provided, however, that such Awards may provide for accelerated payment in limited cases of an intervening event related to death, disability, retirement or Change in Control).

12. Other Equity-Based Awards. The Committee shall have the right to grant other Awards based upon or payable in shares of Common Stock having such terms and conditions as the Committee may determine, including deferred stock units, unrestricted shares of Common Stock, the grant of shares of Common Stock upon the achievement of a Performance Objective or Objectives and the grant of securities convertible into shares of Common Stock. The Committee shall determine the terms and conditions of such Awards. Shares of Common Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 12 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, shares of Common Stock, other Awards or other property, as the Committee shall determine. Other Awards in excess of 5% of the number of shares available for Awards pursuant to Section 6 that are conditioned on an employee’s continued employment with the Company or an Affiliate shall not become vested earlier than one year from the date of grant (provided, however, that such Awards may provide for accelerated payment in limited cases of an intervening event related to death, disability, retirement or Change in Control).

13. Adjustments to Awards. The following provisions will apply if any extraordinary dividend or other extraordinary distribution occurs in respect of the Common Stock (whether in the form of cash, shares of Common Stock, other securities, or other property), or any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company or any similar, unusual or extraordinary corporate transaction (or event in respect of the Common Stock), including a Change in Control, or a sale of all or substantially all the assets of the Company occurs. The Committee will, in such manner and to such extent (if any) as it, in its discretion, deems appropriate and equitable:

(a) proportionately adjust any or all of (i) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of Awards (including the specific maximums and numbers of shares set forth elsewhere in the Plan), (ii) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Awards, (iii) the grant, purchase, or exercise price of any or all outstanding Awards, (iv) the securities, cash or other property deliverable upon exercise of any outstanding Awards or (v) the performance standards appropriate to any outstanding Awards (subject to the limitations for performance-based compensation under Section 162(m) of the Code), or

(b) subject to Section 16 of the Plan, in the case of an extraordinary dividend or other distribution, recapitalization, reclassification, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, including, without limitation, in the event of a Change in Control, make provision for (i) a cash payment, (ii) the substitution or exchange of any or all outstanding Awards, (iii) the cash, securities or property deliverable to the holder of any or all outstanding Awards based upon the distribution or consideration payable with respect to shares of Common Stock upon or in respect of such event, (iv) all vested Options and Stock Appreciation Rights to be exercised by a date certain in connection with such event at which time these stock rights (whether or not then vested) shall terminate, provided Participants are given advance written notice or (v) a combination of the foregoing, which may vary among Participants.

The Committee shall value Awards as it deems reasonable in the event of a cash settlement and, in the case of Options, Stock Appreciation Rights or similar stock rights, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the Award. The Committee’s determination with respect to any adjustments under this Section 13 shall be final and conclusive. The Committee may act under this Section 13 at any time to the extent that the Committee deems such action necessary to permit a Participant to realize the benefits intended to be conveyed with respect to the underlying Shares in the same manner as is or will be available to shareholders generally. In the case of any stock split or reverse stock split, if no action is taken by the Committee, the proportionate adjustments contemplated by Section 13 above shall nevertheless be made. All adjustments shall be made in a manner that complies with Section 409A of the Code, to the extent applicable.

14. Substitution and Assumption of Awards. Subject to the terms of Section 409A of the Code, as applicable, the Committee may authorize the issuance of Awards under this Plan in connection with the assumption of, or substitution for, outstanding awards previously granted to individuals who become employees or other service providers of the Company or any Affiliate as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate. Any substitute Awards granted under the Plan shall not count against the limitations set forth in Section 6.

15. Other Provisions in Award Agreements. In addition to the provisions described in the Plan, any Award Agreement may include such other provisions (whether or not applicable to the Award of any other Participant) as the Committee determines appropriate, including restrictions on resale or other disposition, rights of the Company to repurchase shares of Common Stock or shares of Common Stock underlying Awards, provisions with respect to the treatment and/or forfeiture of Awards in the event that a Participant breaches any confidentiality, non-competition, non-solicitation or other restrictive covenants, requirements or inducements for continued ownership of Stock after exercise or vesting of Awards, provisions with respect to reimbursement to the Company of any cash or equity based incentive compensation paid to the Participant where such compensation was predicated upon achieving certain financial results that were substantially the subject of a restatement, and provisions to comply with Applicable Laws. Without limiting any other express authority of the Committee under (but subject to) the express limits of the Plan, the Committee may waive conditions of or limitations on Awards to Participants that the Committee in the prior exercise of its discretion had imposed, without the Participant’s consent, and may make other changes to the terms and conditions of Awards. Notwithstanding the foregoing, the Committee shall not adjust or change previously imposed terms and conditions for an Option or a Stock Appreciation Right in such a manner as would constitute a Repricing of the Exercise Price or base amount of any Option or Stock Appreciation Right without stockholder approval except as contemplated in Section 13 (with respect to a stock split, merger, acquisition, spin-off or any other similar, unusual or extraordinary corporate transaction or event in respect of the shares of Common Stock as described therein).

16. Change in Control. In addition to the provisions described in the Plan, in Section 13 above, and in the Award Agreement, any employment agreement or Change in Control agreement approved by the Committee may include provisions for the treatment of Awards in connection with a Change in Control, including the acceleration of vesting and/or exercisability of Awards upon a Change in Control or any other event in connection with such Change in Control. The Committee shall determine the treatment of outstanding Awards in connection with any transaction or transactions resulting in a Change in Control.

17. Transferability of Awards. Except as provided below, a Participant’s rights under an Award may not be transferred or encumbered, except by will or by the laws of descent and distribution or, in the case of Awards other than Incentive Stock Options, pursuant to a qualified domestic relations order (as defined under Section 414(p) the Code). The Committee may provide, in an Award Agreement for a Non-Qualified Stock Option, for its transferability as a gift to family members, one or more trusts for the benefit of family members, or one or more partnerships of which family members are the only partners, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer and the transferred Non-Qualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Non-Qualified Stock Option immediately before the transfer.

18. Withholding. All distributions or payments made with respect to an Award shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. The Company may require a Participant to remit to it or to the subsidiary that employs a Participant an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for Common Stock. In lieu thereof, the Company or the employing corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due to the Participant as the Company shall prescribe. The Committee may, in its discretion and subject to such rules as it may adopt, permit a Participant to pay all or a portion of the federal, state and local withholding taxes arising in connection with any Award by electing to have the Company withhold shares of Common Stock deliverable thereunder having a Fair Market Value that is not in excess of the maximum statutory amount of tax to be withheld. The Company shall have no responsibility for any tax consequences to a Participant.

19. Effect of Termination of Service or Employment. The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a Participant ceases to be employed by or provide services to the Company or an Affiliate prior to the end of a performance period or the exercise, vesting or settlement of such Award. Unless otherwise determined by the Committee if, with respect to any Award, (a) a Participant’s termination of service occurs before the end of the performance period or the vesting period applicable to such Award (or the applicable portion of such Award) or (b) any Performance Objectives are not achieved in whole or in part (as determined by the Committee) by the end of the period for measuring such Performance Objectives, then all such then unvested and/or unearned Awards shall be forfeited by the Participant.

20. Shareholder Rights. A Participant shall not have any of the rights or privileges of a holder of Common Stock for any Common Stock that is subject to an Award, including any rights regarding voting or the payment of dividends (except as expressly provided under the terms of the Plan or the Award), unless and until a certificate representing such Common Stock has been delivered to the Participant.

21. Conditions on Delivery of Shares and Lapsing of Restrictions. The Company shall not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares of Common Stock previously delivered under the Plan until (a) all conditions of the Award have been met or removed to the satisfaction of the Committee, (b) subject to approval by the Company’s counsel, all other legal matters (including any Applicable Laws) in connection with the issuance and delivery of such shares of Common Stock have been satisfied, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Committee may consider appropriate to satisfy the requirements of Applicable Laws.

22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance or sale of any shares of Common Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained.

23. Tenure. A Participant’s right, if any, to continue to serve the Company or an Affiliate as a director, officer, or employee shall not be expanded or otherwise affected by his or her designation as a Participant. More specifically, nothing in this Plan or in any Agreement shall confer upon any Participant who is an employee of the Company the right to continue in the employment of the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate or modify the employment of the Participant with or without cause.

24. No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash shall be paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

25. Duration, Amendment and Termination. No Award may be granted more than ten years after the Effective Date of the Plan (as described in Section 29). The Plan may be amended or terminated, in whole or in part, at any time and from time to time by the Board, but no amendment shall be effective unless and until the same is approved by shareholders of the Company where the amendment would (a) increase the total number of shares of Common Stock which may be issued under the Plan, (b) increase the maximum number of shares of Common Stock which may be issued to any individual Participant under the Plan or (c) delete or limit the scope of the provisions of Section 15 prohibiting Repricing of Options or Stock Appreciation Rights without stockholder approval. No amendment or termination of the Plan shall adversely affect in a material manner any right of any Participant with respect to any Award theretofore granted without such Participant’s written consent. It is conclusively presumed that any adjustment for changes in capitalization provided for in Section 13 hereof does not adversely affect any right of a Participant or other person under an Award.

26. Authorization of Sub-Plans. The Committee may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities, tax and/or other applicable laws of various jurisdictions. The Committee shall establish such sub-plans by adopting supplements to the Plan containing (a) such limitations as the Committee deems necessary or desirable, and (b) such additional terms and conditions not otherwise inconsistent with the Plan (including Sections 162(m), 457A, and/or 409A of the Code) as the Committee shall deem necessary or desirable. All sub-plans adopted by the Committee shall be deemed to be part of the Plan, but each sub-plan shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any sub-plans to Participants in any jurisdiction which is not the subject of such sub-plan.

27. Governing Law, Venue. This Plan, Awards granted hereunder and actions taken in connection with the Plan shall be governed by the laws of the State of Wisconsin regardless of the law that might otherwise apply under applicable principles of conflicts of laws. Any legal action related to this Plan shall be brought only in a federal or state court located in Wisconsin.

28. Other Payments/Benefits. Payments and other benefits received by a Participant under an Award shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay plans maintained or adopted by the Company or an Affiliate, and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate, unless expressly provided by the other governing plan, contract or arrangement or unless the Committee determines that an Award or portion of an Award should be included to reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

29. Effective Date. This Plan shall be effective as of October 18, 2016 which is the date as of which the Plan was adopted by the Board, provided that the Plan is approved by the shareholders of the Company at its 2017 annual meeting of shareholders, and such approval of shareholders shall be a condition to the right of each Participant to receive an Award hereunder.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

YOUR VOTE IS IMPORTANT!
Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to
Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-9397,
so your shares are represented at Actuant Corporation’s 2017 Annual Meeting.
ò     Please fold here – Do not separate    ò

If no specification is made, this proxy will be voted  for all names listed in Proposal 1 and for Proposals 2, 3 and 4.

1. Election of directors:	01 Randal W. Baker	04 E. James Ferland	07 Holly A. Van Deursen	☐ Vote FOR all		☐ Vote WITHHELD
	02 Gurminder S. Bedi	05 R. Alan Hunter	08 Dennis K. Williams	nominees (except as marked)		from all nominees
	03 Danny L. Cunningham	06 Robert A. Peterson

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Advisory vote to approve compensation of our named executive officers.				☐ For	☐ Against	☐ Abstain

3. Vote upon the Actuant Corporation 2017 Omnibus Incentive Plan.				☐ For	☐ Against	☐ Abstain

4. Ratification of PricewaterhouseCoopers LLP as the Company’s independent auditor.				☐ For	☐ Against	☐ Abstain

5.      In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof; all as set out Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ACTUANT CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, January 17, 2017
8:00 a.m. Eastern Time
Inn on Fifth
699 Fifth Avenue
South Naples, Florida

proxy

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on January 17, 2017.

Randal W. Baker and Eugene E. Skogg, and each of them, are hereby authorized as Proxies, with full power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of ACTUANT CORPORATION, a Wisconsin corporation, to be held on January 17, 2017 at 8:00 a.m. Eastern Time at the Inn on Fifth, 699 Fifth Avenue, South Naples, Florida, or at any adjournments thereof, with like effect as if the undersigned were personally present and voting, upon the matters indicated on the reverse side of this card.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/atu	1-866-883-3382
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 11:59 p.m. (CST) on	vote your proxy until 11:59 p.m.	postage-paid envelope provided.
January 16, 2017	(CST) on January 16, 2017
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.